Exhibit 10.22

TERM LOAN AND SECURITY AGREEMENT

by and among

ELM PARK CAPITAL MANAGEMENT, LLC

(as Agent)

THE LENDERS THAT ARE SIGNATORY HERETO

(as Lenders)

EMPEIRIA ACQUISITION CORP.

and

INTEGRATED DRILLING EQUIPMENT, LLC

and

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC

(as Borrowers)

December 14, 2012

Page

SECTION 1. DEFINITIONS		1

1.1	Accounting Terms	1

1.2	General Terms	2

1.3	Uniform Commercial Code Terms	27

1.4	Certain Matters of Construction	27

SECTION 2. TERM LOAN, PAYMENTS		28

2.1	Term Loan	28

2.2	Procedure for Borrowing	29

2.3	Protective Advances	31

2.4	[Intentionally Omitted]	32

2.5	[Intentionally Omitted]	32

2.6	Repayment of the Term Loan	32

2.7	[Intentionally Omitted]	33

2.8	Statement of Account	33

2.9	[Intentionally Omitted]	33

2.10	[Intentionally Omitted]	33

2.11	[Intentionally Omitted]	33

2.12	[Intentionally Omitted]	33

2.13	[Intentionally Omitted]	33

2.14	[Intentionally Omitted]	33

2.15	[Intentionally Omitted]	33

2.16	[Intentionally Omitted]	33

2.17	[Intentionally Omitted]	33

2.18	Additional Payments	33

2.19	Manner of Borrowing and Payment	34

2.20	Optional Prepayments	34

2.21	Mandatory Prepayments	34

2.22	Use of Proceeds	36

2.23	Defaulting Lender	37

2.24	Securitization	38

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(continued)

Page

SECTION 3. INTEREST AND FEES		38

3.1	Interest	38

3.2	PIK Interest	39

3.3	Fee Letter	39

3.4	Audit, Appraisal, and Valuation Charges	39

3.5	Computation of Interest and Fees	39

3.6	Maximum Charges	40

3.7	Increased Costs	40

3.8	Basis For Determining Interest Rate Inadequate or Unfair	40

3.9	Capital Adequacy	41

3.10	Gross Up for Taxes	42

3.11	Withholding Tax Exemption	42

SECTION 4. COLLATERAL: GENERAL TERMS		44

4.1	Security Interest in the Collateral	44

4.2	Creation and Perfection of Security Interest	44

4.3	Disposition of Collateral	44

4.4	Preservation of Collateral	45

4.5	Ownership of Collateral	45

4.6	Defense of Agent’s and Lenders’ Interests	46

4.7	Books and Records	46

4.8	Financial Disclosure	47

4.9	Compliance with Laws	47

4.10	Inspection of Premises	47

4.11	Insurance	47

4.12	Failure to Pay Insurance	48

4.13	Payment of Taxes	48

4.14	Payment of Leasehold Obligations	49

4.15	Receivables	49

4.16	Inventory	52

4.17	Maintenance of Equipment	52

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(continued)

Page

4.18	Exculpation of Liability	52

4.19	Environmental Matters	52

4.20	Financing Statements	54

4.21	Possession of Collateral	55

4.22	Chattel Paper	55

4.23	Letter-of-Credit Rights	55

4.24	Commercial Tort Claims	55

4.25	Investment Property	56

SECTION 5. REPRESENTATIONS AND WARRANTIES		57

5.1	Authority	57

5.2	Formation and Qualification	58

5.3	Survival of Representations and Warranties	59

5.4	Tax Returns	59

5.5	Financial Statements	59

5.6	Entity Names	60

5.7	O.S.H.A. and Environmental Compliance	60

5.8	Solvency; No Litigation, Violation, Indebtedness or Default	61

5.9	Patents, Trademarks, Copyrights and Licenses	62

5.10	Licenses and Permits	62

5.11	Default of Material Indebtedness	62

5.12	No Default	63

5.13	No Burdensome Restrictions	63

5.14	No Labor Disputes	63

5.15	Margin Regulations	63

5.16	Investment Company Act	63

5.17	Disclosure	63

5.18	Swaps	63

5.19	Conflicting Agreements	64

5.20	Application of Certain Laws and Regulations	64

5.21	Business and Property of Borrowers	64

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(continued)

Page

5.22	Leases	64

5.23	Anti-Terrorism Laws	64

5.24	Trading with the Enemy	65

5.25	Federal Securities Laws	65

5.26	Collateral	65

5.27	Required Equity Documents	66

5.28	Empeiria Merger Documents	66

5.29	Empeiria as a Holding Company	67

SECTION 6. AFFIRMATIVE COVENANTS		67

6.1	[Intentionally Omitted]	67

6.2	Conduct of Business and Maintenance of Existence and Assets	67

6.3	Violations	68

6.4	Government Receivables	68

6.5	Financial Covenants	68

6.6	Execution of Supplemental Instruments	70

6.7	Payment of Indebtedness	71

6.8	Standards of Financial Statements	71

6.9	Federal Securities Laws	71

SECTION 7. NEGATIVE COVENANTS		71

7.1	Merger, Consolidation, Acquisition and Sale of Assets	71

7.2	Creation of Liens	71

7.3	Guarantees	72

7.4	Investments	72

7.5	Loans	72

7.6	[Intentionally Omitted]	72

7.7	Dividends	72

7.8	Indebtedness	73

7.9	Nature of Business	73

7.10	Transactions with Affiliates	74

7.11	Leases	74

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(continued)

Page

7.12	Subsidiaries	74

7.13	Fiscal Year and Accounting Changes	75

7.14	Pledge of Credit	75

7.15	Amendment of Articles of Incorporation, Bylaws, Certificate of Formation, Operating Agreement	75

7.16	Compliance with ERISA	75

7.17	Prepayment of Indebtedness; Amendments	75

7.18	Anti-Terrorism Laws	76

7.19	Membership/Partnership Interests	76

7.20	Trading with the Enemy Act	76

7.21	[Intentionally Omitted]	76

7.22	Use of Proceeds	76

7.23	Empeiria as a Holding Company	76

7.24	Limitation on Issuance of Equity Interests	77

SECTION 8. CONDITIONS PRECEDENT; CONDITIONS SUBSEQUENT		77

8.1	Conditions Precedent to the Term Loan	77

8.2	Conditions Subsequent to the Term Loan	81

SECTION 9. INFORMATION AS TO BORROWERS		82

9.1	Disclosure of Material Matters	82

9.2	Schedules	82

9.3	Environmental Reports	82

9.4	Litigation	82

9.5	Material Occurrences	83

9.6	Government Receivables	83

9.7	Annual Financial Statements	83

9.8	[Intentionally Omitted]	83

9.9	Monthly Financial Statements	83

9.10	Other Reports	83

9.11	Additional Information	84

9.12	Projected Operating Budget	84

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(continued)

Page

9.13	Variances From Operating Budget	84

9.14	Notice of Suits, Adverse Events	84

9.15	ERISA Notices and Requests	84

9.16	Additional Documents	85

9.17	Inventory Appraisals and Field Examinations	85

SECTION 10. EVENTS OF DEFAULT		85

10.1	Nonpayment	85

10.2	Breach of Representation	85

10.3	Financial Information	85

10.4	Judicial Actions	85

10.5	Noncompliance	86

10.6	Judgments	86

10.7	Bankruptcy	86

10.8	[Intentionally Omitted]	86

10.9	[Intentionally Omitted]	86

10.10	Material Adverse Effect	86

10.11	Lien Priority	86

10.12	Cross Default	87

10.13	[Intentionally Omitted]	87

10.14	Change of Control	87

10.15	Invalidity	87

10.16	Licenses	87

10.17	Seizures	87

10.18	Operations	88

10.19	Plans	88

SECTION 11. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		88

11.1	Rights and Remedies	88

11.2	Agent’s Discretion	91

11.3	Setoff	91

11.4	Rights and Remedies not Exclusive	91

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(continued)

Page

11.5	Allocation of Payments After Event of Default	91

SECTION 12. WAIVERS AND JUDICIAL PROCEEDINGS		92

12.1	Waiver of Notice	92

12.2	Delay	92

12.3	Jury Waiver	92

SECTION 13. EFFECTIVE DATE AND TERMINATION		93

13.1	Term	93

13.2	Termination	93

SECTION 14. REGARDING AGENT		93

14.1	Appointment	93

14.2	Nature of Duties	94

14.3	Lack of Reliance on Agent and Resignation	95

14.4	Certain Rights of Agent	95

14.5	Reliance	95

14.6	Notice of Default	96

14.7	Indemnification	96

14.8	Individual Capacity	96

14.9	Delivery of Documents	97

14.10	Borrowers’ Undertaking to Agent	97

14.11	No Reliance on Agent’s Customer Identification Program	97

14.12	Other Agreements	97

14.13	Collateral Matters	98

SECTION 15. BORROWING AGENCY		100

15.1	Borrowing Agency Provisions	100

15.2	Joint and Several Liability of Borrowers, Etc.	100

SECTION 16. MISCELLANEOUS		103

16.1	Governing Law	103

16.2	Entire Understanding	103

16.3	Successors and Assigns; Participations; New Lenders	105

16.4	Application of Payments	107

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(continued)

Page

16.5	Indemnity	108

16.6	Notice	108

16.7	Survival	110

16.8	Severability	110

16.9	Expenses	111

16.10	Injunctive Relief	111

16.11	Consequential Damages	112

16.12	Captions	112

16.13	Counterparts; Facsimile Signatures	112

16.14	Construction	112

16.15	Confidentiality; Sharing Information	112

16.16	Publicity	113

16.17	USA PATRIOT Act	113

16.18	Debtor-Creditor Relationship	114

16.19	Agency for Perfection	114

16.20	Several Obligations; No Liability	114

16.21	ORIGINAL ISSUE DISCOUNT LEGEND	114

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LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Compliance Certificate
Exhibit 2.1	Term Note
Exhibit 8.1(i)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.1	Permitted Holders
Schedule 1.2-A	Commercial Tort Claims
Schedule 1.2-B	Permitted Encumbrances
Schedule 4.5	Equipment, Inventory Locations and Real Property
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Empeiria Equity Interests, Etc.
Schedule 5.2(c)	Subsidiaries
Schedule 5.2(d)	Other Borrowers’ Equity Interests, Etc.
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 7.3	Guarantees
Schedule 7.7	Warrants
Schedule 7.10	Transactions with Affiliates as of the Closing Date
Schedule 8.2	Conditions Subsequent

i

TERM LOAN AND SECURITY AGREEMENT

Term Loan and Security Agreement dated as of December 14, 2012, among EMPEIRIA ACQUISITION CORP., a Delaware corporation (“Empeiria”), INTEGRATED DRILLING EQUIPMENT, LLC, a Delaware limited liability company (“IDE”), and INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC (formerly known as IDE Acquisition Co., LLC), a Delaware limited liability company (“Holdings”; Empeiria, IDE and Holdings are collectively the “Borrowers” and each individually is a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and ELM PARK CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“Elm Park Capital Management”), as agent for Lenders (Elm Park Capital Management, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Accounting Terms.

(a) As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, that whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as in effect from time to time.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in this Agreement or any Other Document, and either Borrowing Agent or Agent shall so request, Borrowing Agent and Agent will enter into negotiations in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Agent and the Required Lenders); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change, and (ii) Borrowers shall provide to Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting out a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit, and (iii) does not include any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item.

1.2 General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7.

“Acquisition” shall mean the acquisition, directly or indirectly, by any Person of (a) all of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person, or (c) all or substantially all of a line of business or division of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Acquisition Cost” shall mean, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of any Borrower or any of their respective Subsidiaries to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by any Borrower or any of their respective Subsidiaries in connection with such Acquisition, (d) all additional purchase price amounts in the form of Earn-Outs and other contingent obligations that should be recorded on the financial statements of any Borrower or any of their respective Subsidiaries in accordance with GAAP in connection with such Acquisition, (e) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on the financial statements of any Borrower or any of their respective Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by any Borrower or any of their respective Subsidiaries in connection with such Acquisition. For purposes of determining the Acquisition Cost for any transaction, the Equity Interests of any Borrower or any of their respective Subsidiaries shall be valued in accordance with GAAP.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agent’s Account” shall mean an account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lenders and into which the Lenders shall make all payments to Agent under this Agreement and the Other Documents; unless and until Agent notifies Borrowers and the Lenders to the contrary, Agent’s Account shall be that certain deposit account bearing account number 488013471303, Account Name: Elm Park Capital Management LLC, and maintained by Agent with Bank of America, ABA # 026009593, Reference: Integrated Drilling Equipment.

“Agreement” shall mean this Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all applicable orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, as of any date of determination and with respect to Base Rate Loans or Eurodollar Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the most recent Total Leverage Ratio calculation delivered to Agent pursuant to Section 9.9 (the “Total Leverage Ratio Calculation”); provided, that for the period from the Closing Date through the date Agent receives the Total Leverage Ratio Calculation in respect of the testing period ending December 31, 2012, the Applicable Margin shall be at the margin in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level II”:

Level	Total Leverage Ratio Calculation	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to Eurodollar Rate Loans (the “Eurodollar Rate Margin”)
I	If the Total Leverage Ratio is less than or equal to 2.00:1.00	7.00 percentage points	8.00 percentage points

II	If the Total Leverage Ratio is greater than 2.00:1.00	8.00 percentage points	9.00 percentage points

Except as set forth in the proviso to the immediately preceding paragraph, the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Total Leverage Ratio pursuant to Section 9.9; provided, that if Borrowers fail to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level II” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification). In the event that the information regarding the Total Leverage Ratio contained in any certificate delivered pursuant to Section 9.9 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) Borrowers shall promptly deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrowers shall promptly deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Bankruptcy Code” shall mean title 11 of the United States Code, as in effect from time to time.

“Base Rate” shall mean the greatest of (a) 4.00 percent per annum, (b) the Federal Funds Rate plus  1/2%, (c) the Eurodollar Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (d) the rate of interest publicly quoted, from time to time, by the Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” or substantially similar thereto (or, if the Wall Street Journal ceases quoting a base rate of the type described or substantially similar thereto, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent.

“Base Rate Loan” shall mean that portion of the Term Loan that bears interest based upon the Base Rate.

“Base Rate Margin” shall have the meaning set forth in the definition of Applicable Margin.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h).

“Blocked Account Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower, Agent, and the applicable Blocked Account Bank.

“Blocked Person” shall have the meaning set forth in Section 5.23(b).

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8.

“Borrowing Agent” shall mean Empeiria, in its capacity as borrowing agent hereunder.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in the State of New York and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the design and development of new products, or for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures (but exclusive of any expenditure made or liability incurred in order to pay all or a portion of the purchase price in connection with a Permitted Acquisition).

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Carry-Over Amount” shall have the meaning set forth in Section 6.5(e).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFC” shall mean a controlled foreign corporation (as that term is defined in the Code).

“Change of Control” shall mean:

(a) at any time, Empeiria shall fail to own one hundred percent (100%) of the Equity Interests of Holdings entitled to vote in the election of members of the board of directors (or equivalent governing body) of Holdings; or

(b) at any time, Holdings shall fail to own one hundred percent (100%) of the Equity Interests of IDE entitled to vote in the election of members of the board of directors (or equivalent governing body) of IDE; or

(c)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty percent (30%) of the Equity Interests of Empeiria entitled to vote in the election of members of the board of directors (or equivalent governing body) of Empeiria, or (ii) a majority of the members of the board of directors (or other equivalent governing body) of Empeiria shall not constitute Continuing Directors; or

(d) there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Equity Interests in a principal amount, or with a redemption value, in excess of $1,000,000, any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating Empeiria or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein; or

(e) after the Closing Date, any Person or group of related Persons acquires all or substantially all of the assets of (i) Empeiria and its Subsidiaries, taken as a whole, or (ii) IDE, in each case whether in one transaction or in a series of related transactions.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral or any Borrower.

“Chattel Paper” shall mean and include as to each Borrower, all of such Borrower’s chattel paper (as that term is defined in the Uniform Commercial Code), and includes tangible chattel paper and electronic chattel paper, whether now owned or hereafter acquired.

“Closing Date” shall mean the date of this Agreement or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include, with respect to each Borrower:

(a)	all Receivables;

(b)	all Equipment;

(c)	all General Intangibles;

(d)	all Inventory;

(e)	all Investment Property;

(f)	all Subsidiary Stock;

(g)	the Leasehold Interests;

(h) all of each Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, Chattel Paper, warehouse receipts, deposit accounts, securities accounts, letters of credit and money; (vi) all commercial tort claims described on Schedule 1.2-A; (vii) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

(i) all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), or (h) of this Paragraph; and

(j) all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), and (i) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include (i) any lease, license, contract, property rights or agreement to which any Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest or lien shall constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided, that (A) if required by Agent, such Borrower will use commercially reasonable efforts to promptly obtain consent to the collateral assignment thereof and the granting of a security interest therein to Agent and, at such time such consent is obtained, such lease, license, contract, property rights or agreement shall constitute “Collateral” hereunder, (B) notwithstanding the foregoing, the term “Collateral” shall include any and all proceeds arising from such excluded property to the extent that the assignment or encumbering of such proceeds is not subject to the same or similar prohibitions or restrictions, and (C) such security interest or lien shall attach immediately at such time as the condition causing such breach or termination shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above; or (ii) any of the outstanding Equity Interests of a CFC in excess of 65% of the Equity Interests of such CFC entitled to vote.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as the same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(e) or (f).

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases a portion of the Term Loan under this Agreement.

“Compliance Certificate” shall mean a compliance certificate in the form of Exhibit 1.2 to be signed by the Chief Financial Officer, Chief Accounting Officer or Treasurer of Borrowing Agent (in such Person’s capacity as such and not in his or her individual capacity), which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.5 and 7.11, and any other covenants in the Agreement as Agent may specify from time to time.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Continuing Directors” shall mean the directors of Empeiria on the Closing Date and each other director of Empeiria if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of Empeiria is recommended by at least 51% of the then Continuing Directors.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Judgment” shall mean a determination or judgment made by such Person in the exercise of reasonable (in the business of secured lending) credit or business judgment and in good faith.

“Current Assets” means, as at any date of determination, the total assets of Empeiria and its Subsidiaries (other than cash and cash equivalents) which may properly be classified as current assets on a consolidated balance sheet of Borrowers on a Consolidated Basis.

“Current Liabilities” means, as at any date of determination, the total liabilities of Empeiria and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan) on a consolidated balance sheet of Borrowers on a Consolidated Basis.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1.

“Defaulting Lender” shall have the meaning set forth in Section 2.23(a).

“Designated Lender” shall have the meaning set forth in Section 16.2(b).

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loan and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the expiration of the Term.

“Documents” shall have the meaning set forth in Section 8.1(c).

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Earn-Outs” shall mean unsecured liabilities of a Borrower arising under an agreement to make any deferred payment as a part of the Acquisition Cost for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“Earnings Before Interest and Taxes” shall mean for any fiscal period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding extraordinary, unusual or non-recurring income or gains), plus (ii) all interest expense of Borrowers on a Consolidated Basis for such period, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes, plus (iv) debt issuance costs and commissions, discounts and other fees associated with Indebtedness (to the extent financed by such Indebtedness), plus (v) extraordinary or non-recurring expenses or losses in an aggregate amount not to exceed $250,000 in any fiscal year and to the extent approved by Agent, plus (vi) any Earnout Amount (as defined in the Empeiria Merger Agreement) payable to the Holders (as defined in the Empeiria Merger Agreement) pursuant to the terms of the Empeiria Merger Agreement as in effect on the date of this Agreement that is required by the application of FAS 141R to be and is expensed by Empeiria and its Subsidiaries, plus (vii) costs and expenses incurred in connection with any amendments, modifications or waivers to this Agreement, the Other Documents, the First Lien Loan Agreement or the First Lien Loan Documents in an aggregate amount not to exceed $75,000, plus (viii) costs and expenses incurred in an aggregate amount not to exceed (a) $100,000 in any fiscal year in connection with consummated Permitted Acquisitions, or (b) $100,000 in any fiscal year in connection with proposed Permitted Acquisitions that are not consummated, plus (ix) unrealized mark-to-market hedging losses (or minus unrealized mark-to-market hedging gains), plus (x) non-cash charges related to compensation expense recognized under Empeiria’s stock option plans and the recognition of one-time expenses related to purchase accounting adjustments, plus (xi) expenses paid to members of the board of directors of Empeiria regardless of services provided and not to exceed $50,000 in any fiscal year, in each case of clauses (ii) through (xi), without duplication and to the extent deducted in the calculation of net income (or loss) of Borrowers on a Consolidated Basis.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period. Notwithstanding the foregoing, EBITDA for (a) the three month period ending March 31, 2012, shall be deemed to be $2,285,237, (b) the three month period ending June 30, 2012, shall be deemed to be $4,221,906 and (c) the three month period ending September 30, 2012, shall be deemed to be $8,481,163.

“Empeiria” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Empeiria Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of October 19, 2012 (together with all annexes, exhibits, and schedules thereto), by and among Empeiria, Target, Holdings, and Stephen Cope, in his capacity as representative of the “Holders” (as defined therein).

“Empeiria Merger Documents” shall mean the material documents executed in connection with, and primarily related to, the Empeiria Merger Agreement.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d).

“Environmental Laws” shall mean all federal, state, provincial, foreign and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located, including all “equipment” as defined in the Uniform Commercial Code, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean the greater of (a) 3.00% per annum, and (b) the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market two Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the Eurodollar Rate Loan requested (whether as an initial Eurodollar Rate Loan or as a continuation of a Eurodollar Rate Loan or as a conversion of a Base Rate Loan to a Eurodollar Rate Loan) by Borrowing Agent in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Eurodollar Rate Loan” shall mean that portion of the Term Loan that bears interest based on the Eurodollar Rate.

“Eurodollar Rate Margin” shall have the meaning set forth in the definition of Applicable Margin.

“Event of Default” shall have the meaning set forth in Section 10.

“Excess Amount” shall have the meaning set forth in Section 6.5(e).

“Excess Cash Flow” shall mean, with respect to any fiscal period and with respect to Borrowers on a Consolidated Basis the result of:

(a) TTM EBITDA,

plus

(b) to the extent not otherwise included in EBITDA, the sum of

(i) federal, state or local tax refunds received during such period,

(ii) interest income received during such period,

(iii) post-closing Acquisition Cost adjustments received in cash during such period in connection with a Permitted Acquisition, and

(iv) the decrease, if any, in Net Working Capital from the beginning to the end of such period,

minus

(c) the sum of

(i) the cash portion of Interest Expense paid during such period,

(ii) the cash portion of income taxes paid during such period,

(iii) scheduled repayments or redemptions of the principal of Indebtedness during such period other than the Obligations (and, as in the case of any revolving credit facility, so long as there is a permanent reduction in the commitment thereunder),

(iv) mandatory prepayments of the Obligations pursuant to (A) Section 2.21(e) during such period, and (B) to the extent that the proceeds of the Extraordinary Receipts are included in the calculation of TTM EBITDA for such period, Section 2.21(b) during such period,

(v) Unfinanced Capital Expenditures made during such period (net of any proceeds reinvested in accordance with the proviso to Section 2.21(a)),

(vi) Amounts added to Earnings Before Interest and Taxes for such period by virtue of clauses (v) through (viii) and (xi) of the definition thereof,

(vii) the increase, if any, in Net Working Capital from the beginning to the end of such period, and

(viii) cash payments made in respect of Permitted Acquisitions during such period (in each case, to the extent such payments are not made with the proceeds of Indebtedness).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall have the meaning set forth in Section 3.10.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Extraordinary Receipts” shall mean any proceeds, payments, or consideration received by or paid to Empeiria or any of its Subsidiaries in cash not in the Ordinary Course of Business (and not consisting of proceeds of the nature described in Sections 2.21(a) or (c)), including (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (including proceeds from key man life insurance but excluding proceeds from business interruption insurance and proceeds received in connection with a casualty event), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments, and (f) any purchase price adjustment received in connection with any purchase agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated as of December 14, 2012, among Borrowers and Agent, as the same may be amended, restated, or supplemented from time to time.

“First Lien Agent” shall mean PNC Bank, National Association, in its capacity as agent for the First Lien Lenders under the First Lien Loan Documents, and any successor agent under the First Lien Loan Agreement.

“First Lien Indebtedness” shall mean Indebtedness (including Indebtedness under any Lender Provided Interest Rate Hedge (as defined in the First Lien Loan Agreement) entered into in the Ordinary Course of Business) owed by Borrowers to the First Lien Lenders under the First Lien Loan Documents in an aggregate principal amount not to exceed the “Maximum Senior Principal Amount” (as defined in the First Lien Intercreditor Agreement).

“First Lien Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof, among Borrowers, Agent, and First Lien Agent, as amended, restated, or supplemented from time to time.

“First Lien Lenders” shall mean the “Lenders” (as defined in the First Lien Loan Agreement).

“First Lien Loan Agreement” shall mean that certain Amended and Restated Revolving Credit and Security Agreement dated as of December 14, 2012, by and among Borrowers, First Lien Agent and First Lien Lenders.

“First Lien Loan Documents” shall mean the First Lien Loan Agreement and the “Other Documents” under, and as defined in, the First Lien Loan Agreement.

“Fixed Charges” shall mean, with respect to any fiscal period and with respect to Borrowers on a Consolidated Basis, the sum, without duplication, of (a) interest payments on the Term Loan hereunder (other than interest paid in kind, amortization of financing fees and other non-cash interest expenses), (b) payments for all fees, commissions and charges set forth herein and with respect to the Obligations, (c) scheduled payments with respect to Capitalized Lease Obligations, (d) scheduled payments with respect to the Term Loan and any other Indebtedness for borrowed money (other than interest paid in kind, amortization of financing fees and other non-cash interest expenses), including, without limitation, with respect to the First Lien Indebtedness, (e) interest and principal payments under each Seller Note, (f) any Earn-Outs or similar deferred payments paid in cash by any Borrower in connection with and following the consummation of each Permitted Acquisition, and (g) any Earnout Amount (as defined in the Empeiria Merger Agreement) payable to the Holders (as defined in the Empeiria Merger Agreement) pursuant to the terms of the Empeiria Merger Agreement as in effect on the date of this Agreement.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA for such period, minus (i) Unfinanced Capital Expenditures made during such period, minus (ii) cash taxes paid during such period, minus (iii) all cash dividends and distributions made by Empeiria during such period, to (b) the amount of Fixed Charges made during such period.

“Flow of Funds Agreement” shall mean a flow of funds agreement, dated as of even date with this Agreement, executed and delivered by each Borrower and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the First Lien Indebtedness, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired, including all “general intangibles” as defined in the Uniform Commercial Code, all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, copyright applications, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any federal, state, foreign, provincial, local or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d).

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, urea formaldehyde foam insulation, polychlorinated biphenyls, oil, petroleum, petroleum derived substances and petroleum products, methane, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, or any applicable Environmental Law and in the regulations adopted pursuant thereto, or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Holdings” shall have the meaning set forth in the preamble to this Agreement.

“IDE” shall have the meaning set forth in the preamble to this Agreement.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all Capitalized Lease Obligations of such Person, (d) all obligations or liabilities of others of the type described in clauses (a), (b), (c), (e), (f) or (h) that are secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed; provided, that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (d) shall be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness, and (ii) the fair market value of the assets of such Person which secure such Indebtedness, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under hedge agreements (which amount shall be calculated based on the amount that would be payable by such Person if the hedge agreement were terminated on the date of determination), (g) any Disqualified Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement, dated as of even date with this Agreement, executed and delivered by each Borrower and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercompany Subordination Agreement” shall mean an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Borrower and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Interest Expense” shall mean, for any period, the aggregate of the interest expense of Borrowers on a Consolidated Basis for such period.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(a).

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them, including all “inventory” as defined in the Uniform Commercial Code.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts, including all Pledged Interests and all “investment property” as defined in the Uniform Commercial Code.

“Leasehold Interests” shall mean all of each Borrower’s right, title and interest in and to the leased premises listed on Schedule 4.5.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, security interest, lien (whether statutory or otherwise), charge, or similar claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, and any lease having substantially the same economic effect as any of the foregoing.

“Lien Waiver Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of Empeiria and its Subsidiaries, taken as a whole, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value, taken as a whole, of the Collateral, or Agent’s Liens, taken as a whole, on the Collateral or the priority of such Liens or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Indebtedness” shall mean any Indebtedness (excluding Indebtedness hereunder and trade payables not more than 60 days past due) having an aggregate principal balance of $500,000 or more.

“Merger” shall mean the merger described in the Empeiria Merger Agreement.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(f).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA to which contributions are required to be made by any Borrower or any member of the Controlled Group or to which any Borrower or any member of the Controlled Group has or could have any liability (direct, indirect, contingent or otherwise).

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negotiable Collateral” shall mean and include as to each Borrower, all of such Borrower’s letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Uniform Commercial Code), whether now owned or hereafter acquired.

“Net Cash Proceeds” shall mean:

(a) with respect to any sale or disposition of assets by any Borrower or any of their respective Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Borrower or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrance on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the Other Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such sale or disposition (including, reasonable brokers’ fees or commissions, legal, accounting and other professional and transaction fees paid to an unaffiliated third party), (iii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such sale or disposition or (y) any other liabilities retained by any Borrower associated with the properties sold in such sale or disposition and (iv) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such sale or disposition, in the case of clauses (i) through (iv) to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Borrower or any of their respective Subsidiaries, and are properly attributable to such transaction; and

(b) with respect to the issuance or incurrence of any Indebtedness by any Borrower or any of their respective Subsidiaries, or the issuance by Empeiria of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Borrower or any of their respective Subsidiaries, and are properly attributable to such transaction.

“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

“Net Worth” at a particular date, shall mean all amounts which would be included under shareholders’ equity on a balance sheet of Borrowers on a Consolidated Basis as at such date.

“Obligations” shall mean and include any and all loans (including the Term Loan and the Protective Advances), advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Borrower and any amendments, extensions, renewals, alterations or increases thereof and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action. Any reference in the Agreement or in the Other Documents to the Obligations shall include all or any portion thereof and any amendments, extensions, renewals, alterations or increases thereof.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date.

“Other Documents” shall mean each Term Note, the Fee Letter, the Flow of Funds Agreement, the Blocked Account Control Agreements, the Lien Waiver Agreements, the Intercompany Subordination Agreement, the Intellectual Property Security Agreement, the Warrant Agreement, the Registration Rights Agreement, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly more than 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in the Term Loan and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participant Register” shall have the meaning set forth in Section 16.3(b).

“Payee” shall have the meaning set forth in Section 3.10.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum required contributions under the Pension Funding Rules and either (i) is maintained or contributed to by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or contributed to by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303 304 and 305 of ERISA.

“Permitted Acquisition” shall mean an Acquisition by any Borrower (such Person or division, line of business or other business unit of such Person shall be referred to herein as the “PA Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by any Borrower pursuant to the terms of this Agreement, in each case so long as:

(a) no Default or Event of Default shall then exist or would exist after giving effect to such Acquisition, and such Acquisition is not hostile;

(b) Empeiria shall have provided Agent with written confirmation, supported by reasonably detailed calculations, that after giving pro forma effect to the Acquisition, Borrowers on a Consolidated Basis (i) shall have a minimum Fixed Charge Coverage Ratio of not less than 1.25 to 1.00, (ii) would have been in compliance with the other financial covenants set forth in Section 6.5 (other than Section 6.5(e)) for the four fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (iii) are projected to be in compliance with the financial covenants set forth in Section 6.5 (other than Section 6.5(e)) for the four fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition;

(c) Agent shall have received (or shall receive in connection with the closing of such Acquisition) a second priority perfected security interest in all Collateral (including, without limitation, Equity Interests) acquired with respect to the PA Target in accordance with the terms of Section 4.1 and the PA Target, if a Person, shall have become a Borrower hereunder;

(d) Agent shall have received not less than 15 days prior to the consummation of any Permitted Acquisition (i) an investment memorandum, (ii) a copy of the proposed agreement for such Acquisition, (iii) audited financial statements (or, if unavailable, management-prepared financial statements) of the PA Target for its two most recent fiscal years and for any fiscal quarters of the current fiscal year ended at least 45 days prior to the consummation of such Permitted Acquisition, (iv) consolidated projected income statements of Empeiria and its Subsidiaries (giving effect to such Acquisition), together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a quarter by quarter basis, and (v) a certificate executed by the President, Chief Financial Officer, Chief Accounting Officer or Treasurer of Borrowing Agent certifying that such Permitted Acquisition complies with the requirements of this Agreement, in each case in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent;

(e) Agent shall have received written notice of the proposed Permitted Acquisition at least 15 Business Days prior to the consummation of the Permitted Acquisition;

(f) Agent shall have received not less than five Business Days prior to the consummation of any Permitted Acquisition substantially final copies of the acquisition agreement and other material documents relative to the proposed Acquisition;

(g) Borrowers have average “Undrawn Availability” under (and as defined in) the First Lien Loan Agreement for the 30 day period immediately preceding the date of such Acquisition, after giving pro forma effect to such Acquisition and any loans made in connection therewith, as if such Acquisition was made on the first day of such 30 day period, in an aggregate amount that is not less than $5,000,000;

(h) the Acquisition Cost for all Permitted Acquisitions made by any Borrower during the term of this Agreement shall not exceed $25,000,000; provided, that all Seller Notes, any Earn-Outs or similar deferred or contingent obligations of any Borrower in connection with such Acquisition shall be fully subordinated to the Obligations in writing on terms satisfactory to Agent in its sole discretion;

(i) the PA Target did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition;

(j) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada, or the PA Target is organized in a jurisdiction located within the United States or Canada; and

(k) the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower, and, in connection therewith, the applicable Borrower shall have provided such documents and instruments as reasonably requested by Agent to perfect Agent’s Lien therein, and in the case of an acquisition of Equity Interests, Borrowers shall have demonstrated to Agent that the new Borrowers have received consideration sufficient to make the joinder documents binding and enforceable against such new Borrowers.

“Permitted Encumbrances” shall mean:

(a) Liens in favor of Agent for the benefit of Agent and Lenders;

(b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(e) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 10.6;

(f) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof; provided, that (x) any such lien shall not encumber any other property of any Borrower or any of their respective Subsidiaries, and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount permitted pursuant to Section 7.8(b);

(h) Liens disclosed on Schedule 1.2-B; provided, that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to any other property or assets of any Borrower or any of their respective Subsidiaries;

(i) Liens in favor of a customer when required by written contract entered into by any Borrower for the manufacture or construction of a rig in the ordinary course of such Borrower’s business, so long as such Lien only encumbers the specific rig being constructed for that particular customer and such Lien is automatically released upon delivery of the finished rig to such customer;

(a) non-exclusive licenses of intellectual property and leases or subleases of Equipment or Real Property, in each case granted to third Persons in the Ordinary Course of Business and which do not interfere in any material respect with the operations of the business of any Borrower; and

(j) Liens which secure Indebtedness permitted under Section 7.8(l) or any refinancing of any such Indebtedness permitted under Section 7.8(f).

“Permitted Holders” means any Person listed on Schedule 1.1 as of the Closing Date that is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of more than ten percent (10%) of the Equity Interests of Empeiria entitled to vote in the election of members of the board of directors (or equivalent governing body) of Empeiria and any Affiliates of any such Person.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“PIK Amount” shall mean as of any date of determination the amount of all interest accrued with respect to the Obligations that has been paid-in-kind by being added to the principal balance thereof in accordance with Section 3.2.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan, but excluding any Multiemployer Plan) that is maintained by, or required to be contributed by, any Borrower or any member of the Controlled Group.

“Pledged Interests” shall mean all of each Borrower’s right, title and interest in and to all Equity Interests now owned or hereafter acquired by such Person, regardless of class or designation, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing such Equity Interests, the right to receive any certificates representing any of such Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due and payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a

Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Protective Advances” shall have the meaning specified therefor in Section 2.3(a).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(f).

“Purchasing Lender” shall have the meaning set forth in Section 16.3(e).

“Qualified Equity Interests” shall mean and refers to any Equity Interests issued by Empeiria (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Borrower’s right, title and interest in and to the owned and leased real property identified on Schedule 4.5 or which is hereafter owned or leased by any Borrower.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, Chattel Paper, general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Register” shall have the meaning set forth in Section 16.3(g).

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of even date with this Agreement, executed and delivered by Empeiria and the “Holders” signatory thereto.

“Related Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Release” shall have the meaning set forth in Section 5.7(c)(i).

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder for which the 30 day notice period has not been waived.

“Required Equity” shall mean the equity required pursuant to the terms of Section 8.1(x).

“Required Equity Documents” shall mean any instruments or agreements entered into by Empeiria in connection with the obtaining by Empeiria of the Required Equity.

“Required Lenders” shall mean Lenders holding at least a majority of the Term Loan.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Note” shall mean each unsecured subordinated promissory note executed by any Borrower in connection with any Permitted Acquisition.

“Settlement” shall have the meaning set forth in Section 2.3(c).

“Settlement Date” shall have the meaning set forth in Section 2.3(c).

“Solvent” shall mean, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person is generally paying its debts as they become due (whether at maturity or otherwise), and (d) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary of Empeiria owned or hereafter acquired by any Borrower.

“Succeeding Fiscal Year” shall have the meaning set forth in Section 6.5(e).

“Target” shall mean Integrated Drilling Equipment Company Holdings, Inc., a Delaware corporation.

“Tender Offer” shall have the meaning specified therefor in Section 8.1(y).

“Term” shall have the meaning set forth in Section 13.1.

“Term Loan” shall have the meaning specified therefor in Section 2.1.

“Term Loan Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus the Base Rate Margin with respect to Base Rate Loans, and (b) the sum of the Eurodollar Rate plus the Eurodollar Rate Margin with respect to Eurodollar Rate Loans.

“Term Note” shall mean, collectively, the promissory notes described in Section 2.1.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event involving, or condition of, any Borrower or any member of the Controlled Group (a) that would be reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (vi) the determination that any Pension Benefit Plan is an at-risk plan or a plan endangered or in critical status within the meaning of the Pension Funding Rules; (vii) the failure of a Borrower or any member of the Controlled Group to meet any funding obligation with respect to a Multiemployer Plan; or (viii) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan or the notification that a Multiemployer Plan is or expected to be in reorganization, insolvent or endangered.

“Total Leverage Ratio” shall mean, as of any date of determination, the result of (a) the amount of Funded Debt of Borrowers on a Consolidated Basis as of such date, to (b) TTM EBITDA.

“Total Leverage Ratio Calculation” shall have the meaning set forth in the definition of Applicable Margin.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall mean, collectively, the consummation of the transactions contemplated by this Agreement, the Empeiria Merger Agreement, and the First Lien Loan Agreement.

“Transferee” shall have the meaning set forth in Section 16.3(f).

“TTM EBITDA” shall mean, as of any date of determination, EBITDA of Borrowers on a Consolidated Basis, for the 12 month period most recently ended.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Borrowers other than those made utilizing (i) financing provided by the applicable seller or third party lenders, (ii) proceeds from the issuance of Equity Interests by Empeiria that are permitted to be used to make, and are in fact used to make, Capital Expenditures, and (iii) proceeds of fixed assets (excluding Inventory) sold or disposed of by Borrowers in accordance with Section 7.1.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Warrant Agreement” shall mean that certain Common Stock Warrant Agreement, dated as of even date with this Agreement, executed and delivered by Empeiria and the “Warrant Holders” signatory thereto.

1.3 Uniform Commercial Code Terms . All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “securities accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4 Certain Matters of Construction . The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof; provided, that nothing in this Section 1.4 shall be deemed to authorize any such amendment, modification, or renewal not otherwise permitted under this Agreement. All references herein to the time of day shall mean the time in New York, New York, unless otherwise specified. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of any of the President, Chief Financial Officer, Chief Accounting Officer or Treasurer of any Borrower, or (ii) the knowledge that the President, Chief Financial Officer or Chief Accounting Officer of any Borrower would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Any reference in this Agreement or in any Other Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the payment or repayment in full in immediately available funds of the Obligations other than unasserted contingent indemnification Obligations.

SECTION 2. TERM LOAN, PAYMENTS.

2.1 Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in the sum equal to such Lender’s Commitment Percentage of $20,000,000. The principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
March 31, 2013	$150,000

June 30, 2013	$150,000

September 30, 2013	$150,000

December 31, 2013	$150,000

March 31, 2014	$300,000

June 30, 2014	$300,000

September 30, 2014	$300,000

December 31, 2014	$300,000

March 31, 2015	$300,000

June 30, 2015	$300,000

September 30, 2015	$300,000

December 31, 2015	$300,000

March 31, 2016	$300,000

June 30, 2016	$300,000

September 30, 2016	$300,000

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan (inclusive of the PIK Amount) shall be due and payable on the earlier of (i) the expiration of the Term, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan (inclusive of the PIK Amount) shall constitute Obligations hereunder. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.1. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrowing Agent may request.

2.2 Procedure for Borrowing.

(a) The Term Loan shall be made as a Base Rate Loan, a Eurodollar Rate Loan or a combination thereof, as set forth in the Flow of Funds Agreement. In the event that Borrowers desire to continue a Eurodollar Rate Loan as a Eurodollar Rate Loan or to convert a Base Rate Loan to a Eurodollar Rate Loan, Borrowing Agent shall give Agent written notice by no later than 10:00 a.m. (Dallas time) on the day which is three Business Days prior to the date such Eurodollar Rate Loan is to be continued or such Base Rate Loan is to be converted, specifying (i) the date of the proposed continuation (which shall be on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan) or conversion (which shall be a Business Day), (ii) the amount to be continued or converted, which amount shall be in an aggregate principal amount that is not less than $1,000,000 and integral multiples of $500,000 in excess thereof, and (iii) the duration of the Interest Period therefor. If, in connection with the continuation of a Eurodollar Rate Loan, Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected a one month Interest Period. Interest Periods for Eurodollar Rate Loans shall be for one, two, or three months (or if agreed to by Agent, six, nine or twelve months); provided, that (A) if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day, and (B) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one, two, or three months (or six, nine or twelve months, as applicable, if agreed to by Agent) after the date on which the Interest Period began, as applicable. No Eurodollar Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, there shall not be outstanding more than five Eurodollar Rate Loans, in the aggregate. Each notice provided by Borrowing Agent to Agent pursuant to this Section 2.2(a) shall be irrevocable and binding on Borrowers.

(b) If Borrowing Agent desires to convert a Eurodollar Rate Loan to a Base Rate Loan, Borrowing Agent shall give Agent written notice by no later than 10:00 a.m. (Dallas time) on the day which is one Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Base Rate Loan, specifying, in each case, the date of such conversion and the loans to be converted.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (a)(iii) above; provided, that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses (other than lost profits) that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of (other than on the last day of an Interest Period) or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or

Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(e) Notwithstanding any other provision hereof, if any Applicable Law, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (e), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(f) Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the Eurodollar Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the Eurodollar Rate by acquiring eurodollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans.

2.3 Protective Advances.

(a) Any contrary provision of this Agreement or any Other Document notwithstanding, at any time (i) after the occurrence and during the continuance of a Default or an Event of Default, or (ii) that any of the other applicable conditions precedent set forth in Section 8.1 are not satisfied, Agent hereby is authorized by Borrowers and Lenders, from time to time in Agent’s sole discretion, to make advances to, or for the benefit of, Borrowers, on behalf of Lenders, that Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (the loans described in this Section 2.3(a) shall be referred to as “Protective Advances”).

(b) Each Protective Advance shall be deemed to be an Obligation hereunder, except that no Protective Advance shall be eligible to be a Eurodollar Rate Loan and, prior to Settlement (as defined below) therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by the Liens granted by any Borrower or their respective Subsidiaries to Agent under this Agreement or the Other Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Obligations that are Base Rate Loans. The provisions of this Section 2.3 are for the exclusive benefit of Agent and Lenders and are not intended to benefit any Borrower in any way.

(c) Agent shall request settlement (“Settlement”) with Lenders of the outstanding Protective Advances from time to time by notifying Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (Dallas time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Protective Advances for the period since the prior Settlement Date. If Agent receives any Settlement by any Lender after the requested Settlement Date with respect to such Settlement (such period from and including such Settlement Date to the date on which such Settlement amount becomes immediately available to Agent, the “Settlement Default Period”), such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during the Settlement Default Period as quoted by Agent, times (ii) such Settlement amount, times (iii) the number of days in the Settlement Default Period (the “Settlement Default Period Amount”). A certificate of Agent submitted to any Lender with respect to any Settlement Default Period Amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

2.4 [Intentionally Omitted].

2.5 [Intentionally Omitted].

2.6 Repayment of the Term Loan.

(a) The Term Loan shall be due and payable as provided in Section 2.1 and in the Term Note, subject to mandatory prepayments as herein provided.

(b) All payments (including prepayments) of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent into the Agent’s Account not later than 11:00 a.m. (Dallas time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Any payment received by Agent later than 11:00 a.m. (Dallas time) shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(c) The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (Dallas time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (Dallas time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7 [Intentionally Omitted].

2.8 Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of the Term Loan (including the PIK Amount) and the Protective Advances made by Agent and Lenders and the date and amount of each payment in respect thereof; provided, that the failure by Agent to record the date and amount of the Term Loan or any Protective Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Term Loan and the Protective Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error. The records of Agent with respect to the Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of the Term Loan, the Protective Advances and other charges thereto and of payments applicable thereto.

2.9 [Intentionally Omitted].

2.10 [Intentionally Omitted].

2.11 [Intentionally Omitted].

2.12 [Intentionally Omitted].

2.13 [Intentionally Omitted].

2.14 [Intentionally Omitted].

2.15 [Intentionally Omitted].

2.16 [Intentionally Omitted].

2.17 [Intentionally Omitted].

2.18 Additional Payments. Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document may be charged to Borrowers’ Account and added to the Obligations.

2.19 Manner of Borrowing and Payment.

(a) The Term Loan shall be advanced according to the Commitment Percentages of Lenders.

(a) Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loan, shall be applied to that portion of the Term Loan evidenced by the Term Note pro rata according to the Commitment Percentages of Lenders.

(b) If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of the Term Loan or any Protective Advance, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Term Loan or Protective Advance (as applicable), or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Term Loan or Protective Advance (as applicable), or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Term Loan or Protective Advance (as applicable) may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

2.20 Optional Prepayments. Borrowers may, upon at least five Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.20 shall be accompanied by (i) the payment of accrued interest to the date of such payment on the amount prepaid; and (ii) the prepayment premium (if any) that is due and owing pursuant to the terms of the Fee Letter. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable upon the expiration of the Term shall constitute an installment).

2.21 Mandatory Prepayments.

(a) Dispositions. Promptly, but in any event within three Business Days, upon the receipt by any Borrower or any of their respective Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by such Borrower or such Subsidiary of property or assets (including casualty losses or condemnations but excluding the sales and dispositions permitted pursuant to Sections 4.3(a) and 4.3(b)), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.21(f) in an amount equal to 100% of such Net Cash Proceeds (including insurance proceeds, condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided, that so long as (i) no Event of Default shall have occurred and is continuing or would result therefrom, (ii) Borrowing Agent shall have given Agent prior written notice of such Borrower’s or such Subsidiary’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition with a similar or “like” asset or the cost of purchase or construction of other assets useful in the business of the Borrowers, (iii) the monies are used to prepay the Advances (as defined in the First Lien Loan Agreement), and (iv) such Borrower or such Subsidiary completes such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Borrowers shall have the option to apply such monies to the costs of replacement of the property or assets that are the subject of such sale or disposition with a similar or “like” asset or the costs of purchase or construction of other assets useful in the business of the Borrowers unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions shall be paid to Agent and applied in accordance with Section 2.21(f); provided, that no Borrower nor any Subsidiary shall have the right to use such Net Cash Proceeds (other than Net Cash Proceeds from casualty or condemnation events) to make such replacements, purchases, or construction in excess of $1,000,000 in any given fiscal year. Nothing contained in this Section 2.21(a) shall permit any Borrower or any of their respective Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 4.3. Each prepayment made pursuant to this Section 2.21(a) shall be accompanied by the prepayment premium that is due and owing pursuant to the terms of the Fee Letter.

(b) Extraordinary Receipts. Promptly, but in any event within three Business Days of the date of receipt by any Borrower or any of their respective Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.21(f) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable fees, costs and expenses incurred in collecting such Extraordinary Receipts.

(c) Indebtedness. Promptly, but in any event within three Business Days of the date of incurrence by any Borrower or any of their respective Subsidiaries of any Indebtedness (other than Indebtedness permitted pursuant to Section 7.8 (as in effect on the Closing Date)), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.21(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.21(c) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement. Each prepayment made pursuant to this Section 2.21(c) shall be accompanied by the prepayment premium that is due and owing pursuant to the terms of the Fee Letter.

(d) Equity. Promptly, but in any event within three Business Days of the date of the issuance by Empeiria of any shares of its Equity Interests (other than (i) the issuance of Equity Interests by Empeiria to directors, management and other employees of Empeiria or its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the board of directors of Empeiria, and (ii) the issuance of Equity Interests by Empeiria in order to finance the Acquisition Cost or other purchase consideration (or a portion thereof) in connection with a Permitted Acquisition or Capital Expenditures), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.21(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.21(d) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement. Each prepayment made pursuant to this Section 2.21(d) shall be accompanied by the prepayment premium that is due and owing pursuant to the terms of the Fee Letter.

(e) Excess Cash Flow. Within ten days of delivery to Agent of audited annual financial statements pursuant to Section 9.7, commencing with the delivery to Agent of the financial statements for Borrower’s fiscal year ended December 31, 2013 or, if such financial statements are not delivered to Agent by the date such statements are required to be delivered pursuant to Section 9.7, within ten days after the date such statements were required to be delivered to Agent pursuant to Section 9.7, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.21(f) in an amount equal to 50% of the Excess Cash Flow of Empeiria and its Subsidiaries for such fiscal year less (at the option of Borrowers) the amount of (i) any optional prepayment of the Term Loan, and/or (ii) any optional prepayment under the First Lien Loan Agreement (but only to the extent that such prepayment under the First Lien Loan Agreement is accompanied by a permanent reduction of the “Maximum Revolving Advance Amount” (as defined in the First Lien Loan Agreement)), in each case made prior to the payment date.

(f) Application of Payments. Each prepayment pursuant to Section 2.21 shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable upon the expiration of the Term shall constitute an installment).

(g) First Lien Prepayment. Notwithstanding anything to the contrary set forth in this Section 2.21, if (i) the First Lien Indebtedness is outstanding, and (ii) the respective proceeds are used to prepay the Advances (as defined in the First Lien Loan Agreement), Borrowers shall not be required to prepay the Obligations with respect to the following mandatory prepayments: (A) the mandatory prepayment set forth in Section 2.21(a) solely with respect to dispositions of Inventory that are included in the Formula Amount (as defined in the First Lien Loan Agreement); (b) if an Event of Default has occurred and is continuing under the First Lien Loan Agreement at the time the proceeds in respect of such mandatory prepayment would have otherwise been due and payable to Agent under this Agreement, the mandatory prepayment described in Section 2.21(b); and (c) if an Event of Default has occurred and is continuing under the First Lien Loan Agreement at the time the proceeds in respect of such mandatory prepayment would have otherwise been due and payable to Agent under this Agreement, the mandatory prepayment described in Section 2.21(d).

2.22 Use of Proceeds.

(a) Borrowers shall apply the proceeds of the Term Loan to (i) finance a portion of the consideration payable in connection with the consummation of the Merger pursuant to the Empeiria Merger Agreement, (ii) repay certain existing Indebtedness, and (iii) pay the fees, costs, and expenses incurred in connection with this Agreement and the Other Documents.

(b) Without limiting the generality of Section 2.22(a), neither the Borrowers nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower, intends to use nor shall they use any portion of the proceeds of the Term Loan, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.23 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of the Protective Advances, or (y) notifies Agent that it does not intend to make available its portion of the Protective Advances (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b) Protective Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Protective Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Protective Advances shall be applied to reduce the applicable Protective Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Protective Advances of that type of all Lenders at the time of such application; provided, that Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have a Commitment Percentage.

(d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.24 Securitization. Borrowers hereby acknowledge that each Lender (a “Securitizing Lender”) and each of its Affiliates and Related Funds may sell or securitize the Term Loan (a “Securitization”) through the pledge of the Term Loan as collateral security for loans to such Securitizing Lender or its Affiliates or Related Funds or through the sale of the Term Loan or the issuance of direct or indirect interests in the Term Loan, which loans to such Securitizing Lender or its Affiliates or Related Funds or direct or indirect interests will be rated by Moody’s Investors Service, Inc., Standard & Poor’s Rating Group or one or more other rating agencies (the “Rating Agencies”). Each Borrower agrees to reasonably cooperate with such Securitizing Lender and its Affiliates and Related Funds to effect the Securitization including, without limitation, by (a) amending this Agreement and the Other Documents and executing such additional documents, as reasonably requested by such Securitizing Lender in connection with the Securitization; provided, that (i) any such additional documentation does not impose material additional costs on such Borrower, and (ii) any such additional documentation does not materially and adversely affect the rights or increase the obligations of such Borrower under this Agreement or the Other Documents or change or affect in a manner material and adverse to such Borrower the financial terms of the Term Loan, (b) providing such information as may be reasonably requested by such Securitizing Lender in connection with the rating of the Term Loan or the Securitization, and (c) providing in connection with any rating of the Term Loan a certificate (i) agreeing to indemnify such Securitizing Lender and any of its Affiliates and Related Funds, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which such Securitizing Lender or any of its Affiliates or Related Funds, or such Securitization Parties, may become subject insofar as the Securitization Liabilities arise out of or are based upon any untrue statement of any material fact contained in this Agreement or any Other Document or in any writing delivered by or on behalf of any Borrower to the Lenders in connection with this Agreement or any Other Document, taken as a whole, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made and taken as a whole, not misleading, and such indemnity shall survive any transfer by such Securitizing Lender or its successors or assigns of the Term Loan, and (ii) agreeing to reimburse such Securitizing Lender and its Affiliates and Related Funds, and such Securitization Parties, for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities. Notwithstanding the foregoing, no such Securitization by a Securitizing Lender shall release such Securitizing Lender from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Securitizing Lender as a party hereto.

SECTION 3. INTEREST AND FEES.

3.1 Interest. Interest on the Term Loan shall be payable in arrears on the earliest of (a) the first day of each month with respect to Base Rate Loans and, with respect to Eurodollar Rate Loans, the first day of each month and at the end of each Interest Period; (b) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof; or (c) the date on which this Agreement is terminated pursuant to the terms hereof. Interest charges shall be computed on the actual principal amount of the Term Loan outstanding during the month at a rate per annum equal to the applicable Term Loan Rate. Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Term Loan Rate for Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind (y) on the effective date of any change in the Reserve Percentage as of such effective date, and (z) on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any Eurodollar deposits or increased costs, in each case, due to changes in Applicable Law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the written election of Agent or at the written direction of Required Lenders, the Obligations shall bear interest at the applicable Term Loan Rate plus two (2.00%) percent per annum (the “Default Rate”).

3.2 PIK Interest. In addition to any and all other interest provided for in this Agreement, the principal balance of the Term Loan (inclusive of any PIK Amount) shall bear additional interest on the daily balance thereof at a per annum rate of 2.00% which shall accrue with respect to the Term Loan from and after the Closing Date, and shall be paid in immediately available funds or paid-in-kind as Borrowers elect, in the sole and absolute discretion of Borrowers, by being added to the principal balance of the Term Loan (inclusive of any PIK Amount theretofore so added) on the first day of each quarter from and including January 1, 2013 and thereafter. Upon the expiration of the Term, any outstanding PIK Amount shall be due and payable without notice or demand. In the avoidance of doubt, it is hereby acknowledged and agreed that, except to the extent expressly provided to the contrary herein, any reference to the principal balance of the Term Loan or the Obligations shall be deemed to include the PIK Amount.

3.3 Fee Letter. Borrowers shall pay to Agent the fees required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.4 Audit, Appraisal, and Valuation Charges. Agent may conduct audits, appraisals and valuations with respect to Borrowers or the Collateral, and in connection therewith, Borrowers shall pay to Agent audit, appraisal, and valuation fees and charges as follows: (a) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial audit of Empeiria and its Subsidiaries performed by personnel employed by Agent, and (b) the fees and charges (including travel, meals, and lodging) paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform financial audits or quality of earning analyses of Empeiria and its Subsidiaries, to appraise the Collateral, or any portion thereof, or to assess Empeiria’s and its Subsidiaries’ business valuation.

3.5 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Term Loan Rate during such extension.

3.6 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7 Increased Costs. In the event that any Applicable Law, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for Excluded Taxes, changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office, and taxes included in a Gross-Up Payment, which shall be covered exclusively by Section 3.10);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining the Term Loan hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of the Term Loan by an amount that Agent or such Lender deems to be material, then, in any case, Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be; provided, that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8 Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan or a proposed conversion of a Base Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any Base Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Base Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 11:00 a.m. (Dallas time) three Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (ii) any outstanding affected Eurodollar Rate Loans shall be converted into a Base Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 11:00 a.m. (Dallas time) three Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Base Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.9 Capital Adequacy.

(a) In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) when delivered to Borrowing Agent shall be conclusive absent manifest error.

(c) Notwithstanding anything herein to the contrary, the issuance of any rules, regulations or directions under (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case after the date of this Agreement, shall be deemed to be a change in law, rule, regulation or guideline for purposes of Sections 3.7 through 3.9 and the protection of Sections 3.7 through 3.9 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith.

3.10 Gross Up for Taxes. If any Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) such Borrower shall make such withholding or deductions, and (c) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, no Borrower shall be obligated to make any portion of the Gross-Up Payment to or for the account of a Payee that is attributable to (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such Payee is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any Tax imposed by FATCA, (d) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), and (e) the applicable Payee’s failure to properly claim a complete exemption pursuant to Section 3.11 (collectively, “Excluded Taxes”).

3.11 Withholding Tax Exemption.

(a) Each Payee that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Payee) agrees that it will deliver to Borrowing Agent and Agent two duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b) Each Payee required to deliver to Borrowing Agent and Agent a valid Withholding Certificate pursuant to Section 3.11(a) shall deliver such valid Withholding Certificate as follows: (A) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five Business Days prior to the first date on which any interest or fees are payable by any Borrower hereunder for the account of such Payee; (B) each Payee shall deliver such valid Withholding Certificate at least five Business Days before the effective date of such assignment or participation (unless Agent in its sole discretion shall permit such Payee to deliver such Withholding Certificate less than five Business Days before such date in which case it shall be due on the date specified by Agent). Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrowing Agent and Agent two additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowing Agent or Agent.

(c) Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.11(b), Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

(d) If a payment made to a Payee hereunder or under any of the Other Documents would be subject to U.S. federal withholding tax imposed by FATCA if such Payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Payee shall deliver to Borrowing Agent and Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrowing Agent or Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowing Agent or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA, to determine that such Payee has or has not complied with such Payee’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this section, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 4. COLLATERAL: GENERAL TERMS.

4.1 Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby unconditionally assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Borrowers, or any of them, to Agent, the Lenders or any of them, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in any proceeding described in Section 10.7 involving any Borrower due to the existence of any such proceeding. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.

4.2 Creation and Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) use commercially reasonable efforts to obtain Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all Chattel Paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may (a) describe the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (b) describe the Collateral as being of equal or lesser scope or with greater detail, or (c) contain any information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency thereof or for filing office acceptance). Each Borrower also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction. Each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Agent, subject to such Borrower’s rights under Section 9-509(d)(2) of the Uniform Commercial Code. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand. Notwithstanding anything in this Section 4.2 to the contrary, Borrowers will not be required to have the Agent’s Lien noted on the certificates of title for its rolling stock unless an Event of Default has occurred and is continuing.

4.3 Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except for (a) the sale of Inventory in the Ordinary Course of Business, and (b) the sale, disposition or transfer of obsolete and worn-out Equipment and other similar assets in the Ordinary Course of Business or assets no longer used or useful in the conduct of the Borrowers’ business, during any fiscal year having an aggregate fair market value of not more than $500,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment or assets which are subject to Agent’s second priority security interest or (ii) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.21(a).

4.4 Preservation of Collateral. In addition to the rights and remedies set forth in Section 11.1, at any time following the occurrence and during the continuation of an Event of Default or of a Default, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Borrower’s owned or leased property. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may reasonably direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account and added to the Obligations. Notwithstanding the foregoing, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Agent accords its own property.

4.5 Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of record and the sole legal and beneficial owner of and fully authorized and able to sell, transfer, pledge and/or grant a second priority security interest (subject only to Permitted Encumbrances) in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except (A) with respect to the sale or other disposition of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3, (B) Equipment or Inventory may be moved to a location where the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement, and (C) Equipment or Inventory may be moved to a location where the fair market value of all Collateral at such location is less than $50,000.

(b) (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5 (provided, that such Schedule may be updated from time to time by the Borrowers by written notice to the Agent so long as Borrowers have complied with the other provisions of this Agreement relating to the existence of any new location); (ii) Schedule 4.5 contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower, and (B) the chief executive office of each Borrower; and (iv) Schedule 4.5 sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, together with the names and addresses of any landlords.

4.6 Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations, and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect, be binding upon each Borrower and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Agent, and its successors, transferees and assigns. During such period, no Borrower shall, without Agent’s prior written consent, pledge, sell (except to the extent permitted in Section 4.3), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. After the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7 Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.8 Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; provided, that Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9 Compliance with Laws. Each Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Each Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner; provided, that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral. The assets of Borrowers at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrowers so that such insurance shall remain in full force and effect.

4.10 Inspection of Premises. Upon reasonable notice and at all reasonable times, Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Agent and its agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

4.11 Insurance. The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to such assets and properties so that such insurance shall remain in full force and effect. Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower’s own cost and expense in amounts and with carriers reasonably acceptable to Agent, each Borrower shall (a) keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower, including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; and (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least 30 days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least 30 days’ prior written notice is given to Agent (or such shorter period as Agent may approve in its Credit Judgment). In the event of any loss thereunder in excess of $220,000, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly, and in the event any loss is less than $220,000, payment shall be made directly to such Borrower. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly in excess of $220,000, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. At any time following the occurrence and during the continuation of an Event of Default or of a Default or if any such loss is in excess of $220,000, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries shall be subject to the provisions of Section 2.21(a).

4.12 Failure to Pay Insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a portion of the Term Loan as a Base Rate Loan and such expenses so paid shall be part of the Obligations.

4.13 Payment of Taxes. Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, unless being Properly Contested. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s reasonable opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to any Borrower pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof except with respect to Excluded Taxes. Unless an Event of Default has occurred and is continuing, Agent will not pay any taxes, assessments or Charges to the extent Agent knows they are being Properly Contested; provided, that the enforcement of any related tax lien is effectively stayed and sufficient reserves have been established in accordance with GAAP to the satisfaction of Agent to protect Agent’s security interest in or Lien on the applicable Collateral. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers’ Account as a portion of the Term Loan as a Base Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14 Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15 Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided, that immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of any Borrower, or work, labor or services theretofore rendered by any Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Solvency of Customers. Each Customer, to the best knowledge of each Borrower, as of the date each Receivable is created, is and will be Solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are not Solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Borrowers. The chief executive office for each of IDE and Holdings is located at 25311 I-45 North, Woodpark Business Center, Bldg. No. 6, Spring, Texas 77380, or such other location for which Agent has received at least 30 days’ prior written notice in accordance with this Agreement. The chief executive office for Empeiria is located at 142 W. 57th Street, 11th Floor, New York, New York 10019, or such other location for which Agent has received at least 30 days’ prior written notice in accordance with this Agreement. Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Collection of Receivables. Until any Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence and during the continuance of an Event of Default), each Borrower will, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations. Each Borrower shall deposit in the Blocked Account all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Notification of Assignment of Receivables. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on Borrowers’ Behalf. At any time following the occurrence and during the continuation of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables or any other Collateral; (x) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (xii) to file any other claims or take any other action or institute any other proceedings which Agent may deem necessary or desirable for the collection of any of the Collateral of such Borrower or otherwise to enforce the rights of Agent with respect to any of the Collateral; (xiii) to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Borrower obligated to such Borrower in respect of any Receivable of such Borrower; (xiv) to assert or retain any rights under any license agreement for any of the Collateral, including any rights of any Borrower arising under Section 365(n) of the Bankruptcy Code; (xv) to execute any and all applications, documents, papers and instruments for Agent to use the Collateral, to grant or issue any exclusive or non-exclusive license with respect to any Collateral, and to assign, convey or otherwise transfer title in or dispose of the Collateral; (xvi) to modify, amend or supplement the schedules to the Intellectual Property Security Agreement and to re-execute the Intellectual Property Security Agreement from time to time as its attorney-in-fact on each Borrower’s behalf without first obtaining any Borrower’s approval of or signature to include any future Intellectual Property which are or become Collateral, to include a reference to any right, title or interest in any existing Collateral, or to delete any reference to any right, title or interest in any Collateral in which such Borrower no longer has or claims any right, title or interest and to cause such re-executed Intellectual Property Security Agreement or such modified, amended or supplemented schedules thereto to be filed with the United States Patent and Trademark Office or United States Copyright Office; (xvii) to endorse such Borrower’s name on all applications, documents, papers and instruments necessary for Agent or any Lender to use any of the Collateral; and (xviii) to do all other acts and things necessary to carry out this Agreement and the Other Documents. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless resulting from the willful misconduct or gross negligence of such attorney or designee (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. At any time following the occurrence and during the continuation of an Event of Default or of a Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. At any time following the occurrence and during the continuance of an Event of Default, Agent is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h) Blocked Account Control Agreements; Establishment of a Lockbox Account, Dominion Account.

(i) Subject to any carve outs with respect to amounts as set forth in this Agreement, each Borrower shall, and shall cause each of their respective Subsidiaries to, until payment in full of the Obligations and termination of this Agreement, take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Uniform Commercial Code with respect to all of its securities accounts, deposit accounts and Investment Property.

(ii) All proceeds of Collateral shall be deposited by Borrowers into either a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be acceptable to Agent. Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a Blocked Account Control Agreement in form and substance reasonably satisfactory to Agent which shall, among other things, direct such Blocked Account Bank upon receipt by such Blocked Account Bank of notice from Agent, subject to the Intercreditor Agreement, to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent. Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. All deposit accounts and investment accounts of each Borrower and its Subsidiaries are set forth on Schedule 4.15(h). Notwithstanding the foregoing, the Lenders and the Agent acknowledge and agree that the proceeds of Collateral shall not be required to be deposited into a Blocked Account until the date that is 75 days after the Closing Date.

(i) Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

4.16 Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17 Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted). No Borrower shall use or operate the Equipment in material violation of any Applicable Law. Each Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3.

4.18 Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof. Each Borrower shall remain liable under the contracts and agreements included in the Collateral to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, and the exercise by Agent or any Lender of any of the rights hereunder shall not release any Borrower from any of its duties or obligations under such contracts and agreements included in the Collateral.

4.19 Environmental Matters.

(a) Except with respect to conditions existing on the Closing Date that are described on Schedule 5.7, Borrowers shall ensure that (i) the Real Property owned or leased by them and all operations and businesses conducted thereon remains in substantial compliance with all Environmental Laws in all material respects and (ii) they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or the appropriate Governmental Body.

(b) Borrowers shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Borrowers shall dispose of Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits required under applicable Environmental Laws. Borrowers shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event any Borrower gives or receives notice of any Release or threat of Release of a reportable quantity of Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of a material violation, complaint, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, or becomes subject to an order or decree, in each case with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrowing Agent shall, within five Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, and demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to report under applicable Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f) Borrowers shall respond in a timely manner to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person to which it is obligated pursuant to Applicable Law and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond in a timely manner to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply in any material respect with any of the requirements of any applicable Environmental Law, Agent on behalf of Lenders may, but without the obligation to do so and after notifying Borrowers, for the sole purpose of protecting Agent’s interest in the Collateral: enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as are reasonably necessary to clean up, remove, mitigate or otherwise address any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Base Rate Loans shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(g) Upon the reasonable written request of Agent from time to time, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property in violation of any applicable Environmental Law. Any report or investigation regarding any such Hazardous Discharge that is acceptable to an appropriate Authority charged to oversee the clean-up of any such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $110,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h) Borrowers shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney’s fees, suffered or incurred by Agent or Lenders under any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge or the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrowers’ obligations and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Sections 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

4.20 Financing Statements. Except with respect to the financing statements filed by Agent and the financing statements described on Schedule 1.2-B, no active financing statement covering any of the Collateral or any proceeds thereof is on file in any public office other than those related to Permitted Encumbrances and financing statements that constitute notice filings and do not evidence or relate to any security interest or other Lien on any Collateral.

4.21 Possession of Collateral. In the event that any Collateral, including proceeds thereof, is evidenced by or consists of Negotiable Collateral, Investment Property, or Chattel Paper having an aggregate value or face amount of $500,000 or more for all such Negotiable Collateral, Investment Property, or Chattel Paper, each Borrower shall promptly (and in any event within five Business Days after acquisition thereof), notify Agent thereof, and if and to the extent that perfection or priority of Agent’s Lien is dependent on or enhanced by possession, the applicable Person, promptly (and in any event within five Business Days) after request by Agent, shall execute such other documents and instruments as shall be reasonably requested by Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Property, or Chattel Paper to Agent (or its bailee, agent or designee), together with such undated powers (or other relevant document of transfer acceptable to Agent) endorsed in blank as shall be reasonably requested by Agent, and shall do such other acts or things deemed necessary or desirable by Agent to protect Agent’s Lien therein.

4.22 Chattel Paper.

(a) Promptly (and in any event within five Business Days) after request by Agent, each Borrower shall take all steps reasonably necessary to grant Agent control of all Chattel Paper in accordance with the Uniform Commercial Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the aggregate value or face amount of such Chattel Paper equals or exceeds $500,000.

(b) If any Borrower retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of Agent, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Lien of Elm Park Capital Management, LLC, as Agent for the benefit of certain lenders”.

4.23 Letter-of-Credit Rights. If any Borrower is or becomes the beneficiary of letters of credit having a face amount or value of $500,000 or more in the aggregate, then such Person shall promptly (and in any event within five Business Days after becoming a beneficiary), notify Agent thereof and, promptly after request by Agent, use commercially reasonable efforts to enter into a tri-party agreement with Agent and the issuer or confirming bank with respect to the letter-of-credit rights with respect to such letter of credit assigning such letter-of-credit rights to Agent and directing all payments thereunder to Agent, all in form and substance reasonably satisfactory to Agent.

4.24 Commercial Tort Claims. If any Borrower obtains a commercial tort claim having a value, or involving an asserted claim, in the amount of $500,000 or more, then such Person shall promptly (and in any event within five Business Days of obtaining such commercial tort claim), notify Agent upon incurring or otherwise obtaining such commercial tort claim and, promptly (and in any event within five Business Days) after request by Agent, describe such commercial tort claim to Agent in writing in a manner that reasonably identifies such commercial tort claim and which is otherwise reasonably satisfactory to Agent, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such commercial tort claim, and agrees to do such other acts or things deemed necessary or desirable by Agent to give Agent a second priority, perfected security interest in any such commercial tort claim. As of the Closing Date, no Borrower holds any commercial tort claims other than those commercial tort claims described on Schedule 1.2-A.

4.25 Investment Property.

(a) None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Borrower understands that in connection with such disposition, Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Borrower, therefore, agrees that: (i) if Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (ii) such reliance shall be conclusive evidence that Agent has handled the disposition in a commercially reasonable manner.

(b) Upon the occurrence and during the continuation of an Event of Default, (i) Agent may, at its option, and with two Business Days prior notice to any Borrower, as applicable, and in addition to all rights and remedies available to Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Person, but under no circumstances is Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Agent duly exercises its right to vote any of such Pledged Interests, each Borrower hereby appoints Agent as such Person’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(c) For so long as any Borrower shall have the right to vote the Pledged Interests owned by it, such Person covenants and agrees that it will not, without the prior written consent of Agent, vote or take any consensual action with respect to such Pledged Interests which would materially and adversely affect the rights of Agent or the Lenders or which would have the effect of materially impairing the position or interests of the Agent or any Lender in the Pledged Interests.

(d) Upon the occurrence and during the continuance of an Event of Default, following the request of Agent, all sums of money and property paid or distributed in respect of the Investment Property that are received by any Borrower shall be held by such Person in trust for the benefit of Agent segregated from such Person’s other property, and such Person shall deliver it forthwith to Agent in the exact form received.

(e) No Borrower shall make or consent to any amendment or other modification of any document evidencing or governing any Pledged Interests, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests if the same is prohibited pursuant to this Agreement or any Other Document.

(f) Each Borrower agrees that it will cooperate with Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Lien on the Investment Property or, if an Event of Default has occurred and is continuing, to effect any sale or transfer of any Pledged Interest.

(g) Each Borrower hereby covenants that the Pledged Interests issued pursuant to any limited liability company agreement or partnership agreement (i) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (ii) do not and will not constitute investment company securities, and (iii) are not and will not be held by such Person in a securities account. In addition, none of the agreements governing any of the Pledged Interests provide or shall provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

Each Borrower hereby represents and warrants as of the Closing Date as follows:

5.1 Authority. Each Borrower has full power, authority and legal right to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents and the granting of the Liens to Agent pursuant thereto (a) are within each Borrower’s limited liability company or corporate powers, as applicable, have been duly authorized by all necessary company or corporate action, as applicable, are not in contravention of law or the terms of such Borrower’s operating agreement, certificate of formation, bylaws, certificate of incorporation or other applicable documents relating to such Borrower’s formation or organization (as applicable) or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, (b) will not conflict with or violate any Applicable Law, (c) will not require the Consent of any Governmental Body or any other Person, except (i) filings required under the Exchange Act, (ii) filings required to create or perfect security interests in the Collateral, and (iii) those Consents set forth on Schedule 5.1, all of which will have been duly obtained, made or compiled prior to the Closing Date (or are not required prior to the Closing Date) and which are in full force and effect, and (d) will not conflict with, nor result in any material breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Borrower under the provisions of any agreement, charter document, instrument, operating agreement or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2 Formation and Qualification.

(a) Each Borrower is duly formed and in good standing under the laws of the state listed on Schedule 5.2(a) (as updated by Borrowers from time to time pursuant to written correspondence delivered to Agent in accordance with Section 16.6) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Agent true and complete copies of its certificate of formation, operating agreement, bylaws, certificate of incorporation or other applicable governing documents relating to such Borrower’s formation or organization (as applicable) and will promptly notify Agent of any amendment or changes thereto.

(b) Set forth on Schedule 5.2(b) (as updated by Borrowers from time to time pursuant to written correspondence delivered to Agent in accordance with Section 16.6) is a complete and accurate description of the authorized capital Equity Interests of Empeiria, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.2(b), there are no subscriptions, options, warrants, or calls relating to any shares of Empeiria’s capital Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Other than as described on Schedule 5.2(b), Empeiria is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Equity Interests or any security convertible into or exchangeable for any of its capital Equity Interests.

(c) Set forth on Schedule 5.2(c) (as updated by Borrowers from time to time pursuant to written correspondence delivered to Agent in accordance with Section 16.6) is a complete and accurate list of Empeiria’s direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such

Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Borrower. All of the outstanding capital Equity Interests of each such Subsidiary has been validly issued and, to the extent applicable, is fully paid and non-assessable.

(d) Except as set forth on Schedule 5.2(d) (as updated by Borrowers from time to time pursuant to written correspondence delivered to Agent in accordance with Section 16.6), there are no subscriptions, options, warrants, or calls relating to any shares of Empeiria’s direct or indirect Subsidiaries’ capital Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No direct or indirect Subsidiary of Empeiria is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Equity Interests or any security convertible into or exchangeable for any of its capital Equity Interests.

5.3 Survival of Representations and Warranties. All representations and warranties of each Borrower contained in this Agreement and the Other Documents and in the certificates or other instruments delivered in connection therewith or pursuant thereto (a) shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, (b) shall be considered to have been relied upon by the other parties hereto, and (c) shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto regardless of any investigation made by any other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder.

5.4 Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower and each of their respective Subsidiaries has filed or caused to be filed all income, payroll, property and sales tax returns and other material federal, state and local tax returns and other reports each is required by Applicable Law to file and has paid all income, sales, use, withholding, payroll, and other material taxes, assessments, fees and other governmental charges that are due and payable except those being Properly Contested. Federal, state and local income tax returns of each Borrower and each of their respective Subsidiaries have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2011. The provision for taxes on the books of each Borrower and each of their respective Subsidiaries is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements.

(a) The opening balance sheet prepared by Empeiria and showing the pro forma effect of the Transactions on Borrowers on a Consolidated Basis, after giving effect to certain assumptions provided therein (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date, is accurate, complete and correct based on the assumptions provided therein.

(b) The consolidated and consolidating balance sheets of IDE, its Subsidiaries, and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2011, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing unqualified opinions by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of IDE and its Subsidiaries at such date and the results of their operations for such period. Since December 31, 2011, there has been no change in the condition, financial or otherwise, of IDE or its Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by IDE and its Subsidiaries, except changes in the Ordinary Course of Business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.6 Entity Names. No Borrower has been known by any other corporate name (within the meaning of Section 9-503 of the Uniform Commercial Code) in the past five years and does not sell Inventory under any other name nor has any Borrower been the surviving company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five years except as set forth on Schedule 5.6.

5.7 O.S.H.A. and Environmental Compliance.

(a) (i) Each Borrower and each of their respective Subsidiaries has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, and, except with respect to conditions existing on the Closing Date that are described on Schedule 5.7, all applicable Environmental Laws; (ii) there are no outstanding citations, notices or orders of non-compliance issued to any Borrower or any of their respective Subsidiaries or relating to their respective businesses under any such laws, rules or regulations; (iii) no Borrower nor any of their respective Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Borrower or its Subsidiaries; and (iv) no Borrower nor any of their respective Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law.

(b) Each Borrower and each of their respective Subsidiaries has been issued, or has timely applied for, all licenses, certificates or permits required under applicable Environmental Laws.

(c) (i) Except with respect to conditions existing on the Closing Date that are described on Schedule 5.7, there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances in any material quantity and, to the knowledge of Borrowers no such Hazardous Substances are present, at, upon, under or within any Real Property or any premises leased by any Borrower or any of their respective Subsidiaries in violation of any applicable Environmental Law; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any Borrower or any of their respective Subsidiaries; and (iii) to the knowledge of any Borrower, neither the Real Property nor any other premises leased by any Borrower or any of their respective Subsidiaries has ever been used for the treatment, storage, production, transportation or disposal of Hazardous Waste or been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Substances disposal site.

5.8 Solvency; No Litigation, Violation, Indebtedness or Default.

(a) After giving effect to the Transactions, each Borrower will be Solvent. No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of such Borrower.

(b) Except as disclosed in Schedule 5.8(b), no Borrower nor any of their respective Subsidiaries has (i) any pending or, to any Borrower’s knowledge after due inquiry, threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or indebtedness for borrowed money other than Indebtedness permitted under Section 7.8.

(c) No Borrower nor any of their respective Subsidiaries is in violation of any Applicable Law in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower nor any of their respective Subsidiaries in violation of any material order of any court, Governmental Body or arbitration board or tribunal.

(d) No Borrower nor any member of the Controlled Group maintains or contributes to any Pension Benefit Plan or Multiemployer Plan other than those listed on Schedule 5.8(d). Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under the Pension Funding Rules in respect of each Pension Benefit Plan and, to the extent applicable, with respect to Multiemployer Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto has been determined to be exempt from federal income tax under Section 501(a) of the Code; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no Borrower has knowledge of any fact that exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a non-exempt “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code; (ix) each Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Pension Benefit Plan; (x) except as listed on Schedule 5.8(d), neither any Borrower nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or similar state law; (xi) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan; and (xii) no Termination Event has occurred.

5.9 Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Borrower or any of their respective Subsidiaries are set forth on Schedule 5.9 (as updated by Borrowers from time to time pursuant to written correspondence delivered to Agent in accordance with Section 16.6), are valid and where indicated on such schedule have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its respective business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by any Borrower or any of their respective Subsidiaries and all trade secrets used by any Borrower or any of their respective Subsidiaries consist of original material or property developed by such Person or was lawfully acquired by such Person from the proper and lawful owner or creator thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all material, custom and proprietary software owned or used by any Borrower or any of their respective Subsidiaries, such Person is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9. To each Borrower’s knowledge after reasonable inquiry, (a) such Borrower has never infringed or misappropriated and is not currently infringing or misappropriating any Intellectual Property rights of any Person, and (b) no product manufactured, used, distributed, licensed, or sold by or service provided by such Borrower has ever infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights of any Person, in each case, except where such infringement either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

5.10 Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower and each of their respective Subsidiaries (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11 Default of Material Indebtedness. No Borrower nor any of their respective Subsidiaries is in default in the payment of the principal of or interest on any Material Indebtedness or under any instrument or agreement under or subject to which any Material Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12 No Default. No Borrower nor any of their respective Subsidiaries is in default in the payment or performance of any of its material contractual obligations and no Default has occurred.

5.13 No Burdensome Restrictions. No Borrower nor any of their respective Subsidiaries is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Borrower has heretofore delivered to Agent true and complete copies of all material contracts to which it is a party or to which it or any of its properties is subject as of the Closing Date. No Borrower nor any of their respective Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14 No Labor Disputes. No Borrower nor any of their respective Subsidiaries is involved in any labor dispute; there are no strikes or walkouts or union organization of any such Person’s employees in existence, or to any Borrower’s knowledge, threatened, and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14. No Borrower nor any of their respective Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.

5.15 Margin Regulations. No Borrower nor any of their respective Subsidiaries is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of the Term Loan will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16 Investment Company Act. No Borrower nor any of their respective Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Disclosure. No representation or warranty made by any Borrower or any of their respective Subsidiaries in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue or inaccurate statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading in any material respect. There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18 Swaps. No Borrower nor any of their respective Subsidiaries is a party to, nor will it be a party to, any swap agreement whereby such Person has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19 Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or any of their respective Subsidiaries or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20 Application of Certain Laws and Regulations. Neither any Borrower nor any of their respective Subsidiaries is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21 Business and Property of Borrowers. Upon and after the Closing Date, no Borrower nor any of their respective Subsidiaries proposes to engage in any business other than (a) the design, manufacture, installation and servicing of rig electrical and control systems, and (b) the design, manufacture, and servicing of land-based drilling rigs, and rig subsystems and parts, to the domestics and international oil and gas industry, and activities necessary to the conduct of the foregoing. On the Closing Date, each Borrower and each of their respective Subsidiaries will own or lease all the property and possess all of the rights and Consents necessary for the conduct of the business of such Person.

5.22 Leases. Each Borrower and each of their respective Subsidiaries enjoys peaceful and undisturbed possession under all leases material to its respective business and to which it is a party or under which it is operating, and all of such material leases are valid and subsisting and no material default by the applicable Borrower or Subsidiary exists under any of them.

5.23 Anti-Terrorism Laws.

(d) General. Neither any Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e) Executive Order No. 13224. Neither any Borrower nor any Affiliate of any Borrower or their respective agents acting or benefiting in any capacity in connection with the Term Loan or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither any Borrower nor any Affiliate of any Borrower nor to the knowledge of any Borrower, any of its agents acting in any capacity in connection with the Term Loan or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.24 Trading with the Enemy. No Borrower nor any Affiliate of any Borrower has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.25 Federal Securities Laws. Neither any Borrower nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.26 Collateral.

(a) This Agreement creates a valid security interest in the Collateral of each Borrower, to the extent a security interest therein can be created under the Uniform Commercial Code, securing the payment of the Obligations. Upon the filing of a financing statement under the Uniform Commercial Code with respect to each Borrower, Agent shall have a second priority perfected security interest (subject only to Permitted Encumbrances) in the Collateral of each Borrower to the extent such security interest can be perfected by the filing of a financing statement.

(b) Each of the Borrowers has (i) good, sufficient and legal title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property), all of its assets that are material to the conduct of its business. All of such assets are free and clear of Liens except for Permitted Encumbrances.

(c) All of the Pledged Interests are duly authorized, validly issued and, to the extent applicable, fully paid and non-assessable.

(d) Subject to any carve outs with respect to amounts as set forth in this Agreement, all actions necessary to perfect and establish the second priority of, or otherwise protect, Agent’s Liens in the Investment Property, and the proceeds thereof, have been duly taken, upon (i) the execution and delivery of this Agreement; (ii) the taking of possession by Agent (or its bailee, agent or designee) of any certificates representing the Pledged Interests, together with undated powers (or other documents of transfer reasonably acceptable to Agent) endorsed in blank by any Borrower, as applicable; and (iii) the filing of financing statements for each Borrower with respect to the Pledged Interests of such Person that are not represented by certificates.

(e) Each Borrower has delivered to and deposited with Agent (or its bailee, agent or designee) all certificates representing the Pledged Interests owned by such Person to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer reasonably acceptable to Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Person have been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(f) No Consent of any Governmental Body or any other Person is required for the exercise by Agent of the voting or other rights provided for in this Agreement with respect to the Investment Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Property by laws affecting the offering and sale of securities generally and except for Consents that have been obtained or given (as applicable) and that are still in force.

5.27 Required Equity Documents. Borrowers have delivered to Agent true and correct copies of any material Required Equity Documents. No party thereto is in default in the performance or compliance with any provisions thereof and the Required Equity Documents comply in all material respects with all Applicable Laws. The Required Equity Documents are in full force and effect as of the Closing Date and have not been terminated, rescinded or withdrawn as of such date. The execution, delivery and performance of the Required Equity Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Body, other than consents or approvals that have been obtained and that are still in full force and effect.

5.28 Empeiria Merger Documents; Tender Offer.

(a) Borrowers have delivered to Agent a complete and correct copy of the Empeiria Merger Agreement and the Empeiria Merger Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Empeiria Merger Agreement and the Empeiria Merger Documents has been duly authorized by all necessary action on the part of each of Empeiria and Holdings. Each of the Empeiria Merger Agreement and the Empeiria Merger Documents is the legal, valid and binding obligation of each of Empeiria and Holdings, enforceable against each of Empeiria and Holdings in accordance with its terms, in each case, except (i) as may be limited by equitable principles or applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Neither Empeiria nor Holdings is in default in any material respect in the performance or compliance with any provisions thereof. All representations and warranties made by Empeiria and Holdings in the Empeiria Merger Agreement and the Empeiria Merger Documents and in the certificates delivered in connection therewith are true and correct in all material respects.

(b) Each of the Merger and the Tender Offer, including all filings and other actions taken in connection therewith, have been consummated in all material respects, in accordance with all Applicable Laws. All requisite approvals by Governmental Bodies having jurisdiction over Empeiria and Holdings and, to each Borrower’s knowledge, Target, with respect to the Merger and the Tender Offer, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be materially adverse to the interests of the Lenders.

5.29 Empeiria as a Holding Company. Empeiria is a holding company and has not engaged in any activities or business or incurred any Indebtedness or other liabilities, except as not prohibited by Section 7.23 and except in connection with its formation, this Agreement, the Other Documents and the Transactions.

SECTION 6. AFFIRMATIVE COVENANTS.

Each Borrower shall, and shall cause each of their respective Subsidiaries to, until payment in full of the Obligations and termination of this Agreement:

6.1 [Intentionally Omitted].

6.2 Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all material licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions reasonably necessary to enforce and protect the validity of any material intellectual property right or other right included in the

Collateral; (b) keep in full force and effect its valid existence and good standing in its jurisdiction of organization and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) except as otherwise permitted herein, make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

6.3 Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, applicable to any Borrower or any of their respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

6.4 Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act (to the extent requested by Agent), the Uniform Commercial Code and all other applicable state or local statutes or ordinances, in each case to the extent requested by Agent, and, at the request of Agent, deliver to Agent appropriately endorsed, any instrument or Chattel Paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5 Financial Covenants.

(a) Net Worth. Cause to be maintained, as of the last day of each fiscal year of Borrowers on a Consolidated Basis, a Net Worth at least equal to the applicable amount set forth in the following table for the applicable period set forth opposite thereto:

Minimum Net Worth	Applicable Period

An amount equal to (i) 90% of (ii) (A) the Net Worth of Borrowers as of December 31, 2012 (as evidenced by the audited financial statements of Empeiria and its Subsidiaries for such fiscal year), plus (B) 75% of the positive net income of Borrowers on a Consolidated Basis for the fiscal year ending December 31, 2013

Fiscal year ending December 31, 2013

An amount equal to (i) 90% of (ii) (A) the minimum Net Worth of Borrowers on a Consolidated Basis required hereunder for the immediately preceding fiscal year end, plus (B) 75% of the positive net income of Borrowers on a Consolidated Basis for the fiscal year then ended

Fiscal year ending December 31, 2014, and each fiscal year ending thereafter

(b) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.10:1.00	For the twelve month period ending March 31, 2013 and for each twelve month period ending on the last day of each fiscal quarter thereafter

(c) Minimum EBITDA. Achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$11,000,000	For the twelve month period ending March 31, 2013
$11,000,000	For the twelve month period ending June 30, 2013
$11,000,000	For the twelve month period ending September 30, 2013
$20,000,000	For the twelve month period ending December 31, 2013
$22,000,000	For the twelve month period ending March 31, 2014
$23,000,000	For the twelve month period ending June 30, 2014
$24,000,000	For the twelve month period ending September 30, 2014
$25,000,000	For the twelve month period ending December 31, 2014
$27,000,000	For the twelve month period ending March 31, 2015
$28,000,000	For the twelve month period ending June 30, 2015

$29,000,000	For the twelve month period ending September 30, 2015
$30,000,000	For the twelve month period ending December 31, 2015
$32,000,000	For the twelve month period ending March 31, 2016
$33,000,000	For the twelve month period ending June 30, 2016
$34,000,000	For the twelve month period ending September 30, 2016
$35,000,000	For the twelve month period ending December 31, 2016 and for each twelve month period ending on the last day of each fiscal quarter thereafter

(d) Total Leverage Ratio. Have a Total Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date
3.30:1.00	March 31, 2013
3.30:1.00	June 30, 2013
3.30:1.00	September 30, 2013
2.20:1.00	December 31, 2013
2.00:1.00	March 31, 2014 and on the last day of each fiscal quarter thereafter

(e) Capital Expenditures. Make Capital Expenditures in an amount less than or equal to, but not greater than, the amount set forth in the following table for the applicable period set forth opposite thereto:

Amount	Applicable Period
$550,000	For the three month period ending March 31, 2013
$1,100,000	For the six month period ending June 30, 2013
$3,750,000	For the nine month period ending September 30, 2013
$8,250,000	For the twelve month period ending December 31, 2013 and for each twelve month period ending on the last day of each fiscal year thereafter provided, that if the amount of the Capital Expenditures permitted to be made in any fiscal year as set forth in the above table is greater than the actual amount of the Capital Expenditures actually made in such fiscal year (the amount by which such permitted Capital Expenditures for such fiscal year exceeds the actual amount of Capital Expenditures for such fiscal year, the “Excess Amount”), then the lesser of (i) such Excess Amount and (ii) 50% of the amount set forth in the above table for the next succeeding fiscal year (such lesser amount referred to as the “Carry-Over Amount”) may be carried forward to the next succeeding fiscal year (the “Succeeding Fiscal Year”); provided further, that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that fiscal year until the amount permitted above to be expended in such fiscal year has first been used in full and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.

(f) Minimum Liquidity Test. Borrowers on a Consolidated Basis shall comply with the “Minimum Liquidity Test” set forth in the First Lien Loan Agreement at an amount equal to 90% of the amount set forth in the First Lien Loan Agreement for each period specified therein.

6.6 Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments or documents as Agent may request in form and substance reasonably satisfactory to Agent, in order (a) to create, perfect, and continue perfected or to better perfect the Agent’s Liens in all of the properties and assets of the Borrowers (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), (b) to create and perfect Liens in favor of Agent in any Real Property acquired by any Borrower after the Closing Date, and (c) that the full intent of this Agreement may be carried into effect. In furtherance of, and not in limitation of, the foregoing, each Borrower shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of each Borrower to the extent otherwise required under this Agreement or any Other Document (subject to the limitations set forth in this Agreement and the Other Documents), including all of the outstanding Subsidiary Stock.

6.7 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8 Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.9, 9.10, 9.11, 9.12 and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end and audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9 Federal Securities Laws. Promptly notify Agent in writing if any Borrower or any of their respective Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

SECTION 7. NEGATIVE COVENANTS.

No Borrower shall, nor shall it permit any of its Subsidiaries to, until satisfaction in full of the Obligations and termination of this Agreement:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation, recapitalization or other reorganization with or into any other Person, reclassify its Equity Interests, or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except for (i) Permitted Acquisitions, and (ii) a Borrower may merge with another Borrower; provided, that IDE shall be the surviving entity in any merger to which it is a party.

(b) Sell, lease, transfer, license, assign, convey or otherwise dispose of (or enter into an agreement to sell, lease, transfer, license, assign, convey or otherwise dispose of) any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3 and (ii) any other sales or dispositions expressly permitted by this Agreement.

(c) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) unless all of such Borrower’s assets are distributed or sold to another Borrower (other than Empeiria).

7.2 Creation of Liens. Create, incur, assume or suffer to exist, directly or indirectly, any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3 Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $220,000, (c) guarantees of Indebtedness permitted by Section 7.8, and (d) the endorsement of checks in the Ordinary Course of Business.

7.4 Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, or directly or indirectly make or acquire any investment, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) investments in Subsidiaries that are Borrowers, (f) investments acquired by a Borrower (i) in exchange for any other investment held by such Borrower in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, (ii) in securities or notes payable with respect to the settlement of an account debtor’s accounts, or (iii) as a result of the foreclosure by such Borrower with respect to any secured investment or other transfer of title with respect to any secured investment in default, (g) any investments constituting First Lien Indebtedness, (h) repurchases of capital stock held by current or former officers, directors, or employees (or estates thereof) to the extent permitted under Section 7.7, (i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels in the Ordinary Course of Business, (j) intercompany loans to the extent permitted under Section 7.5, (k) any advance or loan to an officer or employee of a Credit Party permitted under Section 7.5, and (l) Permitted Acquisitions.

7.5 Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate, except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) loans to its directors and employees in the Ordinary Course of Business not to exceed the aggregate amount of $110,000 at any time outstanding; provided, that the term “loan” shall not include any travel or business expense reimbursement or any benefit to be paid or provided with respect to any Plan, and (c) intercompany loans among the parties signatory to the Intercompany Subordination Agreement.

7.6 [Intentionally Omitted].

7.7 Dividends. Pay or make any distribution on any Equity Interests of any Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests, or of any options to purchase or acquire any such Equity Interests of any Borrower; provided, that (a) a Borrower may make distributions or dividends to another Borrower, (b) Empeiria may repurchase Empeiria stock owned by former officers, directors or employees (or the estate thereof) of Empeiria or its Subsidiaries in connection with their resignation, termination or severance of employment in an aggregate amount not to exceed $275,000 during any fiscal year, (c) Empeiria may redeem, repurchase, retire or otherwise acquire any of its Equity Interests upon or in connection with the exercise or vesting of stock options or restricted stock granted pursuant to any stock option plan or incentive compensation plan of Empeiria, if such Equity Interests constitute all or a portion of the exercise price or are surrendered (or deemed surrendered) in connection with satisfying any income tax obligation incurred in connection with such exercise or vesting and so long as no payments are made in cash or other property in connection therewith, (d) Empeiria may redeem, repurchase, retire or otherwise acquire any of its Equity Interests upon the exercise of warrants described on Schedule 7.7 if such Equity Interests constitute all or a portion of the exercise price or are surrendered (or deemed surrendered) in connection with satisfying any income tax obligation incurred in connection with such exercise and so long as no payments are made in cash or other property in connection therewith, and (e) Empeiria may make cash payments solely in lieu of the issuance of fractional shares in connection with the exercise of warrants, stock options, restricted stock or other securities convertible into or exchangeable for Equity Interests of Empeiria; provided; that any such cash payment shall not be for the purpose of evading the limitations of this Section 7.7 to officers, directors and employees in respect of phantom stock.

7.8 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt that is not more than 90 days past due) except in respect of (a) Obligations to Lenders, (b) Indebtedness incurred for Capital Expenditures permitted under Section 6.5(e), (c) Indebtedness incurred under each Seller Note which is permitted under Permitted Acquisitions, so long as (i) such Indebtedness does not exceed $4,400,000 in the aggregate principal amount outstanding at any time, and (ii) each Seller Note shall be fully subordinated to the Obligations in writing on terms satisfactory to Agent in its sole discretion, (d) guaranty obligations permitted pursuant to Section 7.3, (e) obligations in respect of performance bonds or sureties in an aggregate amount not to exceed $110,000 incurred in the Ordinary Course of Business, (f) Indebtedness under initial or successive refinancings of any Indebtedness permitted by clauses (b) or (l) of this Section 7.8; provided, that such Indebtedness is no greater in amount, no shorter in length and has other material terms taken as a whole, which are no less favorable to Lenders than the Indebtedness being refinanced, (g) contingent obligations arising with respect to guaranty obligations in favor of Real Property lessors in connection with obligations under leases entered into by any Borrower, (h) Indebtedness issued in lieu of cash payments to repurchase Empeiria stock held by former officers, directors and employees of Empeiria and its Subsidiaries to the extent permitted under Section 7.7(b), (i) unsecured Indebtedness of not more than $550,000, (j) Indebtedness constituting investments permitted pursuant to Section 7.4 or distributions, dividends or other payments pursuant to Section 7.7, (k) intercompany Indebtedness permitted pursuant to Section 7.5, (l) the First Lien Indebtedness, (m) (i) Earn-Outs and obligations in respect of non-competition agreements incurred in connection with Permitted Acquisitions to the extent that the aggregate Acquisition Cost does not exceed the amount permitted to be incurred in connection with Permitted Acquisitions, and (ii) any Earnout Amount (as defined in the Empeiria Merger Agreement) payable to the Holders (as defined in the Empeiria Merger Agreement) pursuant to the terms of the Empeiria Merger Agreement as in effect on the date of this Agreement, and (n) Indebtedness incurred to finance deferred insurance premiums in the Ordinary Course of Business.

7.9 Nature of Business. Make any change in the nature of the business in which it is presently engaged (other than changes to businesses reasonably related or incidental to the business of the Borrowers on the Closing Date), nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (a) as of the Closing Date, those transactions that are disclosed on Schedule 7.10, and (b) after the Closing Date, (i) transactions on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, (ii) the payment of customary and reasonable directors’ fees to directors of Empeiria who are not employees of a Borrower as well as the payment of their reasonable out-of-pocket expenses incurred in performing their directorial duties and the payment of indemnities owing to them as directors, (iii) transactions among Borrowers otherwise permitted under this Agreement, (iv) employment agreements and other compensation arrangements with officers or other employees of any Borrower entered into in the Ordinary Course of Business, (vi) loans to employees and directors permitted pursuant to Section 7.5; and (vii) any other distributions or dividends permitted by Section 7.7 and the agreements pursuant to which such payments are made.

7.11 Leases.

(a) Incur any Capitalized Lease Obligation as a lessee if after giving effect thereto, aggregate annual payments for all Capitalized Lease Obligations would exceed in any fiscal year $2,000,000 in the aggregate for all Borrowers.

(b) Enter into any lease arrangement as a lessee for real or personal property (other than in connection with Capitalized Lease Obligations, the obligations for which are not prohibited by Section 7.8) if immediately after giving effect thereto, aggregate annual rental payments for all such leased property would exceed $5,500,000 in any one fiscal year in the aggregate for all Borrowers.

7.12 Subsidiaries.

(a) Form or acquire any Subsidiary unless (i) within ten days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion), such Subsidiary expressly joins in this Agreement as a Borrower and such Subsidiary becomes jointly and severally liable for the obligations of Borrowers hereunder, under each Term Note, and under any Other Document, (ii) such Subsidiary joins the Intercompany Subordination Agreement, the Intellectual Property Security Agreement, the Fee Letter, and enters into any and all other agreements, instruments and documents reasonably requested by Agent in connection with such joinders (including pledges, powers of attorney, consents and appropriate financing statements and fixture filings (as applicable)), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a second priority Lien (subject to Permitted Encumbrances) in and to the assets that would constitute Collateral of such newly formed or acquired Subsidiary), (iii) the applicable Borrower provides to Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Agent, and (iv) Agent shall have received all other documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions. Any document, agreement, or instrument executed or issued pursuant to this Section 7.12(a) shall constitute an Other Document.

(b) Enter into any partnership, joint venture or similar arrangement.

7.13 Fiscal Year and Accounting Changes. (a) Change its fiscal year from December 31, or (b) make any change (i) in accounting treatment and reporting practices except as required by GAAP, or (ii) in tax reporting treatment except as required by Applicable Law.

7.14 Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of the Term Loan in or for any business other than such Person’s business as conducted on the date of this Agreement or business reasonably related or incidental thereto.

7.15 Amendment of Articles of Incorporation, Bylaws, Certificate of Formation, Operating Agreement.

(a) Amend, modify or waive any material term or provision of its Certificate of Incorporation, Bylaws, Certificate of Formation, Operating Agreement or any Certificate of Designation, unless (i) required by Applicable Law, or (ii) Borrowing Agent provides prior written notice thereof to Agent and the proposed amendment, modification or waiver is acceptable to Agent in its Credit Judgment.

(b) Change its name, organizational identification number, state of organization or organizational identity, unless Borrowing Agent provides at least 30 days prior written notice thereof to Agent.

7.16 Compliance with ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d) or any other Plan for which Agent has provided its prior written consent, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan or permit a Termination Event to occur, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail to comply with the requirements of ERISA or the code or other Applicable Laws in respect of any Pension Benefit Plan, (vi) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum contribution and/or funding requirements under ERISA or the Code with respect to each Pension Benefit Plan or postpone or delay, allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Pension Benefit Plan.

7.17 Prepayment of Indebtedness; Amendments. At any time, directly or indirectly, (a) prepay any Indebtedness (other than (i) the First Lien Indebtedness, (ii) Indebtedness owing to Agent or Lenders, or (iii) intercompany loans to other Borrowers unless prohibited pursuant to the terms of the Intercompany Subordination Agreement), or repurchase or otherwise acquire any Indebtedness of any Borrower; or (b) amend, modify, alter, or change any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Funded Debt, other than (i) the Obligations in accordance with this Agreement, and (ii) the First Lien Indebtedness to the extent any such amendment, modification, alteration or change is not prohibited by the First Lien Intercreditor Agreement.

7.18 Anti-Terrorism Laws. No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. Borrowing Agent shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming each Borrower’s and each of their Affiliate’s or agent’s compliance with this Section.

7.19 Membership/Partnership Interests. Elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.20 Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

7.21 [Intentionally Omitted].

7.22 Use of Proceeds. Use the proceeds of the Term Loan for any purpose other than (i) on the Closing Date, to (A) finance a portion of the consideration payable in connection with the consummation of the Merger pursuant to the Empeiria Merger Agreement, (B) repay certain existing Indebtedness, and (C) pay the fees, costs, and expenses incurred in connection with this Agreement and the Other Documents, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such “margin stock” or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System).

7.23 Empeiria as a Holding Company. Empeiria to (a) incur any liabilities (other than liabilities arising under this Agreement, the Other Documents, the First Lien Loan Agreement, the First Lien Loan Documents, the Empeiria Merger Agreement, the Empeiria Merger Documents and liabilities incurred in connection with the operations and businesses described in clauses (i) through (vii) below), (b) own or acquire any assets (other than the Equity Interests of Holdings and other Subsidiaries), or (c) engage itself in any operations or business (other than (i) the ownership of Holdings and other Subsidiaries, (ii) the performance of its obligations under this Agreement, the Other Documents, the First Lien Loan Agreement, the First Lien Loan Documents, the Empeiria Merger Agreement and the Empeiria Merger Documents, (iii) the maintenance of its existence and legal, tax and accounting matters in connection with any activity not prohibited hereunder, (iv) the receipt or making of dividends or distributions permitted under Section 7.7 or investments permitted under Section 7.4 (including Permitted Acquisitions) or the incurrence of Indebtedness permitted under Section 7.8 and the performance of any of its obligations incurred in connection with any such investment, dividend, distribution or Indebtedness, (v) the issuance and sale of its Equity Interests permitted under Section 7.24, (vi) any activities required by Applicable Law, and (vii) activities and properties incidental to the foregoing clauses (i) through (vi) or in support of, relating to, or incidental to the business of its Subsidiaries).

7.24 Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Empeiria and the issuance or sale of Equity Interests by a Borrower to another Borrower, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

SECTION 8. CONDITIONS PRECEDENT; CONDITIONS SUBSEQUENT.

8.1 Conditions Precedent to the Term Loan. The agreement of Lenders to make the Term Loan requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of the Term Loan, of the following conditions precedent:

(a) Term Note. Agent shall have received each Term Note duly executed and delivered by an authorized officer of each Borrower;

(b) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any Other Agreement or any related agreement or under Applicable Law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction (or Agent shall have been authorized to file, register or record in each jurisdiction) in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence reasonably satisfactory to it, of each such filing, registration or recordation and reasonably satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Corporate Proceedings of Borrowers. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the board of directors, managers or members, as applicable, of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, each Term Note, any Other Documents, and any related agreements (each, a “Document” and collectively, the “Documents”), and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates of each Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing any Document, any certificate or any other document to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Certificates. Agent shall have received a copy of the Certificate of Incorporation or Certificate of Formation of each Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of organization or formation (as applicable), together with copies of the Bylaws or Operating Agreement (as applicable) of each Borrower, and copies of all agreements of each Borrower’s board of directors or members (as applicable), all certified as accurate and complete by the Secretary or Assistant Secretary of each Borrower;

(f) Good Standing Certificates. Agent shall have received good standing certificates for each Borrower dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s jurisdiction of formation or organization (as applicable) and each jurisdiction where the conduct of each Borrower’s business activities or the ownership of its properties necessitates qualification;

(g) Legal Opinion. Agent shall have received the executed legal opinion of Jones Day, in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, each Term Note, the Other Documents, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or, to any Borrower’s knowledge, threatened against any Borrower or against the officers or managers of any Borrower (A) in connection with this Agreement, the Other Documents, or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(i) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i);

(j) Fees. Agent shall have received all invoiced fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to the Fee Letter and Section 3;

(k) Pro Forma Balance Sheet. Agent shall have received a copy of the Pro Forma Balance Sheet which shall be reasonably satisfactory in all respects to Lenders;

(l) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(m) No Adverse Material Change. (i) since December 31, 2011, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders by any Borrower shall have been proven to be inaccurate or misleading in any material respect;

(n) Leasehold Agreements. Other than as set forth on Schedule 8.2, Agent shall have received Lien Waiver Agreements reasonably satisfactory to Agent with respect to all premises leased by any Borrower at which Inventory and books and records are located;

(o) Other Documents. Agent shall have received the executed Other Documents, all in form and substance satisfactory to Agent;

(p) Contract Review. Agent shall have reviewed all material contracts of each Borrower, including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements, and such contracts and agreements shall be reasonably satisfactory to Agent;

(q) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer, Chief Accounting Officer or Treasurer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents, and (iii) on such date no Default or Event of Default has occurred or is continuing;

(r) Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance in all material respects with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act;

(s) First Lien Loan Agreement. Agent shall have received, in each case in form and substance reasonably satisfactory to Agent, fully-executed copies of the First Lien Loan Agreement and the other First Lien Loan Documents executed on the Closing Date, and the fully-executed First Lien Intercreditor Agreement;

(t) Undrawn Availability. After giving effect to the initial “Advances” (as defined in the First Lien Loan Agreement), Borrowers shall have “Undrawn Availability” (as defined in the First Lien Loan Agreement) plus “Pledged Cash” (as defined in the First Lien Loan Agreement) of at least $5,000,000;

(u) Payoff Letter. Agent shall have received (i) a letter, in form and substance reasonably satisfactory to Agent, from PNC Bank, National Association (“Existing Lender”) addressed to Agent and the borrowers thereunder in respect of the repayment of the term loan obligations of Borrowers to Existing Lender under that certain Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2011 (“Existing PNC Credit Facility”), and (ii) such evidence as Agent shall require in respect of the repayment of all Indebtedness for borrowed money of the Borrowers (other than Indebtedness that would otherwise be permitted hereunder) and the release of all Liens securing any such other Indebtedness or other release arrangements reasonably satisfactory to Agent;

(v) Searches. Agent shall have completed all (i) USA PATRIOT Act searches, other searches with respect to Anti-Terrorism Laws, and customary individual background checks for the Borrowers, and (ii) searches with respect to Anti-Terrorism Laws and customary individual background searches for the Borrowers’ senior management and key principals, the results of which shall be reasonably satisfactory to Agent;

(w) Tender Offer. Agent shall have received evidence reasonably satisfactory to Agent that not more than a number of Empeiria’s shares equal to ninety-two percent of the Offering Shares (as defined in Empeiria’s certificate of incorporation, as amended) shall have been validly tendered and not validly withdrawn prior to the expiration of the self-tender offer by Empeiria occurring in connection with the Merger (the “Tender Offer”);

(x) Required Equity. Agent shall have received evidence reasonably satisfactory to Agent that Empeiria Investors, LLC shall have purchased preferred shares (carrying no put options or mandatory redemption provisions that may be triggered prior to the date that is the six month anniversary of the expiration of the Term) of Empeiria which shall have generated net cash proceeds in an aggregate amount equal to at least $2,500,000;

(y) First Lien Proceeds. Agent shall have received evidence reasonably satisfactory to Agent that no proceeds of advances, loans or other extensions of credit made under the Existing PNC Credit Facility or the First Lien Loan Agreement shall have been used to fund the Merger, the transactions contemplated by the Tender Offer, or fees or expenses incurred in connection any of the foregoing;

(z) Empeiria Merger Agreement. Agent shall have received evidence reasonably satisfactory to Agent that the following transactions shall have occurred prior to or concurrently with the extension of the Term Loan under this Agreement:

(i) The Merger shall have been consummated on the Closing Date in accordance with the terms and conditions of the Empeiria Merger Agreement, as amended, waived, modified or consented to from time to time, but without giving effect to any amendments, waivers or consents by Empeiria or Holdings that are materially adverse to the interests of the Lenders without the consent of the Agent (it being understood that any amendment to the Merger Agreement which changes the definition of “Aggregate Merger Consideration” (as defined in the Empeiria Merger Agreement) shall be deemed to be material); and

(ii) Agent shall have received (A) evidence that the merger certificate shall have been pre-cleared with the Secretary of State of Delaware, and (B) a copy of the merger certificate properly filed with the Secretary of State of Delaware (and reflecting the date stamp of such filing) evidencing that Holdings shall have been merged with Target, with Holdings as the surviving entity;

(aa) Dissenters. Agent shall have received evidence reasonably satisfactory to Agent that not more than 5.0% of the aggregate outstanding common Equity Interests of Holdings as of the Closing Date have elected to exercise (and will not have withdrawn) dissenters’, appraisal or similar rights under Delaware law with respect to such Equity Interests;

(bb) Approvals. Agent shall have received evidence reasonably satisfactory to Agent that all governmental and shareholder approvals (including without limitation Hart-Scott-Rodino clearance and other governmental approvals or consents) necessary in connection with the Transactions have been received, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions;

(cc) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to Agent and its counsel;

(dd) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(ee) No Default. No Event of Default or Default shall have occurred and be continuing on the Closing Date, or would exist immediately after giving effect to the Term Loan.

8.2 Conditions Subsequent to the Term Loan. The obligation of Agent and the Lenders to continue to make extensions of credit is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth on Schedule 8.2 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the Lenders), shall constitute an Event of Default).

SECTION 9. INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters. Promptly upon learning thereof, (a) report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor; and (b) notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, when taken as a whole. The foregoing in clause (b) to the contrary notwithstanding, any notification pursuant to the foregoing clause (b) will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

9.2 Schedules.

(a) Deliver to Agent on or before the 20th day of each month as and for the prior month (i) accounts receivable agings inclusive of reconciliations to the general ledger, (ii) accounts payable schedules inclusive of reconciliations to the general ledger, (iii) Inventory reports, and (iv) a backlog and pipeline report, in each case in form and substance reasonably satisfactory to Agent.

(b) In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably request including trial balances and test verifications.

(c) Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3 Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9, with a Compliance Certificate signed by the President of Borrowing Agent or IDE stating, to the best of his knowledge, except with respect to conditions existing on the Closing Date that are described on Schedule 5.7, that each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws or, to the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

9.4 Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any of their respective Subsidiaries, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5 Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default under documentation evidencing Material Indebtedness by any Borrower which permit or, if such default remains uncured after any applicable grace or cure periods, would permit, the acceleration of the maturity of such Material Indebtedness, including the names and addresses of the holders of such Material Indebtedness and the amount of such Material Indebtedness; and (e) any other development in the business or affairs of any Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6 Government Receivables. Notify Agent promptly if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7 Annual Financial Statements. Furnish Agent and Lenders within 120 days after the end of each fiscal year of Empeiria, financial statements of Empeiria and its Subsidiaries (including Borrowers) on a consolidating and consolidated basis for such fiscal year, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP consistently applied, and in reasonable detail, and reported upon pursuant to an unqualified opinion by an independent certified public accounting firm selected by Empeiria and satisfactory to Agent (the “Accountants”) and, if prepared, such Accountants’ letter to management. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8 [Intentionally Omitted].

9.9 Monthly Financial Statements. Furnish Agent and Lenders within 30 days after the end of each month an unaudited balance sheet of Empeiria and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Empeiria and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a consistent basis and complete and correct in all material respects, subject to normal and recurring year-end and audit adjustments that individually and in the aggregate are not material to Borrowers’ business. The reports shall be accompanied by a Compliance Certificate.

9.10 Other Reports. Furnish Agent promptly, but in any event within ten days after the issuance thereof, with copies of such financial statements, reports and returns as Empeiria shall send to its shareholders.

9.11 Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement, each Term Note and each Other Document have been complied with by each Borrower including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least 30 days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any material labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities that materially and adversely affect the operation of such plant or facility, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12 Projected Operating Budget. Furnish Agent and Lenders, no later than 30 days after the beginning of Empeiria’s fiscal year, a month by month projected operating budget and cash flow of Empeiria and its Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President, Chief Financial Officer, Chief Accounting Officer or Treasurer of Borrowing Agent to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13 Variances From Operating Budget. Upon Agent’s request, furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and each monthly report, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14 Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent,

(iii) copies of any periodic or special reports filed by or any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower.

9.15 ERISA Notices and Requests. Furnish Agent with reasonably prompt written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, (ii) any Borrower or any member of the Controlled Group knows or has reason to know of a violation of Section 5.8(d) or Section 7.16 or (iii) any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, in each case, together with a written statement describing such Termination Event, violation or receipt, as applicable, and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto.

9.16 Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17 Inventory Appraisals and Field Examinations. Permit Agent or Agent’s representatives to (a) perform net orderly liquidation value appraisals, including, without limitation, desktop Collateral appraisals and full Collateral appraisals, in each case, as Agent deems appropriate in Agent’s Credit Judgment, and (b) conduct field examinations at Borrowers’ cost and expense as Agent deems appropriate in Agent’s Credit Judgment. The appraisals or examinations under this Section 9.17 will be performed on an annual basis at such time as Agent elects; provided, that at any time after the occurrence and during the continuation of any Event of Default, Agent or Agent’s representatives may perform such appraisals or examinations at any time and as many times per year as Agent may request in its sole discretion.

SECTION 10. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Nonpayment. Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document when due;

10.2 Breach of Representation. Any representation, warranty or certification made or deemed made by any Borrower in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been inaccurate or misleading in any material respect on the date when made or deemed to have been made;

10.3 Financial Information. Failure by any Borrower to (i) furnish financial information (x) when due under Sections 9.7, 9.9, 9.12, or 9.13, or (y) when otherwise required or requested in accordance with this Agreement or the Other Documents which, with respect to financial information under this clause (y), is unremedied for a period of ten days from the date when due, or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4 Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Borrower’s Inventory or Receivables or against a material portion of any Borrower’s other property which is not stayed, lifted, or bonded within 30 days after the later of the date it first arises or five days prior to the date on which such property or asset is subject to forfeiture by such Borrower;

10.5 Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 or 10.19, (i) or except as otherwise provided for in Section 10.5(ii), failure or neglect of any Borrower to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower, and Agent or any Lender, or (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 4.13, 4.14, 4.19, 4.21, 4.22, 4.23, 4.24, 6.3, 6.4, 9.4 or 9.6 which is not cured within 20 days from the earlier of (A) the date on which the President, Chief Financial Officer, Chief Accounting Officer, Controller, Secretary, or Treasurer of any Borrower obtains or, through the exercise of reasonable diligence, would have obtained, knowledge of such failure or neglect, and (B) the date on which Borrowing Agent receives written notice of such failure or neglect from Agent or any Lender;

10.6 Judgments. Any judgment or judgments are rendered against any Borrower for an aggregate amount in excess of $275,000 or against all Borrowers for an aggregate amount in excess of $550,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7 Bankruptcy. (a) Any Borrower or any of their respective Subsidiaries shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated as bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within 60 days, any petition filed against it in any involuntary case under such bankruptcy laws, (viii) take any action for the purpose of effecting any of the foregoing, or (ix)

an order for relief shall have been issued or entered in connection with any of the foregoing; or (b) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of any Borrower or any of their respective Subsidiaries;

10.8 [Intentionally Omitted].

10.9 [Intentionally Omitted].

10.10 Material Adverse Effect. Any change in any Borrower’s results of operations or condition (financial or otherwise) which in Agent’s Credit Judgment has a Material Adverse Effect;

10.11 Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid, enforceable, and perfected Lien having a second priority interest (subject only to Permitted Encumbrances);

10.12 Cross Default.

(a) Any Borrower breaches any of its material obligations under the Empeiria Merger Agreement, unless such breach is being Properly Contested by such Borrower;

(b) an “Event of Default” (as such term is defined in the First Lien Loan Agreement) shall have occurred and be continuing and, as a result thereof, the maturity of the First Lien Indebtedness has been accelerated; or

(c) A default of the obligations of any Borrower under any other agreement to which it is a party shall occur and be continuing with respect to any Material Indebtedness (other than First Lien Indebtedness) beyond any applicable grace or cure periods provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness;

10.13 [Intentionally Omitted].

10.14 Change of Control. Any Change of Control shall occur;

10.15 Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding any Borrower, or any Borrower shall so claim in writing to Agent or any Lender;

10.16 Licenses. (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower, the continuation of which is material to the continuation of any Borrower’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within 60 days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; or (ii) any agreement which is necessary or material to the operation of any Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within 30 days after the date of such revocation or termination, and, in any case such suspension or modification, revocation or termination or non-replacement would reasonably be expected to have a Material Adverse Effect;

10.17 Seizures. Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Borrower which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the reasonable opinion of Agent, upon final determination, result in material impairment or loss of the security provided by this Agreement or the Other Documents;

10.18 Operations. The operations of any Borrower’s facility are interrupted at any time for more than 30 days during any period of 60 consecutive days, unless such Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than 60 days following the initial date of any such interruption; provided, that notwithstanding the provisions of clauses (i) and (ii) of this Section, an Event of Default shall be deemed to have occurred if such Borrower shall be receiving the proceeds of business interruption insurance for a period of 60 consecutive days; or

10.19 Plans. An event or condition specified in Sections 7.16 or 9.15 shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan, a Multiemployer Plan or the PBGC (or each) which would reasonably be expected to have a Material Adverse Effect.

SECTION 11. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies.

(a) Upon the occurrence of (i) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated, and (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured or waived), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement, and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable. Upon the occurrence and during the continuance of any Event of Default, Agent may (and at the instruction of the Required Lenders shall) exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Upon the occurrence and during the continuance of any Event of Default, Agent may (and at the instruction of the Required Lenders shall), enter any of any Borrower’s premises or other premises (without legal process, demand of performance or other demand, advertisement or notice of any kind (all of which are hereby expressly waived by the Borrowers), and without incurring liability to any Borrower therefor), and Agent may (and at the instruction of the Required Lenders shall) thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable, and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof in one or more parcels, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the applicable Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten days prior to such sale or sales is reasonable notification (and specifically such notification shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Uniform Commercial Code). Agent shall not be obligated to make any sale of Collateral regardless of notification of sale having been given. Agent may adjourn any public sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Borrower agrees that (A) the internet shall constitute a “place” for purposes of Section 9-610(b) of the Uniform Commercial Code and (B) to the extent notification of sale shall be required by law, notification by mail of the URL where a sale will occur and the time when a sale will commence at least ten days prior to the sale shall constitute a reasonable notification for purposes of Section 9-611(b) of the Uniform Commercial Code. Each Borrower agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and a Borrower is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Uniform Commercial Code. Agent may, in addition to other rights and remedies provided for herein, in the Other Documents, or otherwise available to it under Applicable Law and without the requirement of notice to or upon any Borrower or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Uniform Commercial Code or any other Applicable Law), provided an Event of Default has occurred and is continuing (y) with respect to any Borrower’s Blocked Accounts in which Agent’s Liens are perfected by control under Section 9-104 of the Uniform Commercial Code, instruct the Blocked Account Bank to pay the balance of such Blocked Account to or for the benefit of Agent, and (z) with respect to any Borrower’s securities accounts in which Agent’s Liens are perfected by control under Section 9-106 of the Uniform Commercial Code, instruct the securities intermediary maintaining such securities account for the applicable Borrower to (1) transfer any cash in such securities account to or for the benefit of Agent, or (2) liquidate any financial assets in such securities account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Agent. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain jointly and severally liable to Agent and Lenders therefor. Each Borrower hereby acknowledges that the Obligations arise out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing Agent shall have the right to an immediate writ of possession without notice of a hearing. Agent shall have the right to the appointment of a receiver for the properties and assets of each Borrower, and each Borrower hereby consents to such rights and such appointment and hereby waives any objection such Borrower may have thereto or the right to have a bond or other security posted by Agent.

(b) To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other Applicable Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c) Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Borrower hereby irrevocably waives the benefits of all such laws.

(d) Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Uniform Commercial Code, the Lenders shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by each Borrower.

11.2 Agent’s Discretion. Subject to Section 14.13, Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3 Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by Applicable Law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the

Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Term Loan held by such Lender bears to the aggregate then outstanding Term Loan) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above.

SECTION 12. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY

OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 13. EFFECTIVE DATE AND TERMINATION.

13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 14, 2016 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ten days’ prior written notice and the payment in full of the Obligations to Agent (for the ratable benefit of the Lenders), together with any applicable prepayment premium that is due and owing pursuant to the terms of the Fee Letter.

13.2 Termination. The termination of the Agreement shall not affect any Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to any Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

SECTION 14. REGARDING AGENT.

14.1 Appointment. Each Lender hereby designates Elm Park Capital Management to act as Agent for such Lender under this Agreement and the Other Documents, and each Lender hereby irrevocably authorizes and directs Agent to execute and deliver this Agreement and each of the Other Documents on its behalf. Each Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the Other Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except any such fees payable solely to Agent), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). As to any matters not expressly provided for by this Agreement (including collection of each Term Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto. Without limiting the generality of the foregoing, or of any other provision of the Other Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement and the Other Documents, (c) make Protective Advances, for itself or on behalf of Lenders as provided in this Agreement, (d) exclusively receive, apply, and distribute the payments and proceeds of Collateral as provided in this Agreement and the Other Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with this Agreement and the Other Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrowers, the Obligations, the Collateral, or otherwise related to any of same as provided in this Agreement and the Other Documents, and (g) incur and pay such expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement and the Other Documents.

14.2 Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-

appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations Agent under or in connection with this Agreement or any of the Other Documents. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Term Loan to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3 Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower in connection with the making of the Term Loan and the Protective Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loan or the Protective Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, each Term Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Agent may resign upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to each Lender (unless such notice is waived by the Required Lenders) and upon such resignation, the Required Lenders will promptly designate a successor Agent that is, unless an Event of Default has occurred and is continuing, reasonably satisfactory to Borrowers (which reasonable satisfaction by Borrowers shall not be unreasonably withheld, delayed or conditioned). If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4 Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5 Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, telecopier or telefacsimile message or other electronic method of transmission, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7 Indemnification. To the extent Agent is not reimbursed and indemnified by any Borrower, each Lender will reimburse and indemnify Agent in proportion to its Commitment Percentage of the Term Loan, and hold Agent harmless, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the Other Documents, or the transactions contemplated hereby or thereby or the monitoring of the Borrowers’ compliance with the terms of this Agreement and the Other Documents, or in any other way relating to or arising out of this Agreement or any Other Document; provided, that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

14.8 Individual Capacity.

(a) Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, Agent shall have the same rights and powers hereunder as any other Lender as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(b) Lender in its Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and their respective Affiliates and any other Person party to any Other Documents as though such Lender were not a Lender hereunder without notice to or consent of the other Lenders. The other Lenders acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding any Borrower and their respective Affiliates and any other Person party to any Other Documents that is subject to confidentiality obligations in favor of such Person and that prohibit the disclosure of such information to Lenders, and Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

14.9 Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.9, 9.12 and 9.13 from any Borrower pursuant to the terms of this Agreement which such Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10 Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Applicable Laws.

14.12 Other Agreements.

(a) Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Commitment Percentage of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their respective Commitment Percentages; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

14.13 Collateral Matters.

(a) Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the applicable Borrower certifies to Agent that the sale or disposition is permitted under Section 4.3 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to any Borrower under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, (v) constituting a rig being manufactured at the request of a customer, if a Borrower has received a deposit from a customer in connection with the manufacture or construction of such rig, and such customer has requested that such be released from Lien of the Agent, Agent, or (vi) in connection with a credit bid or purchase authorized under this Section 14.13. The Borrowers and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (A) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with Applicable Law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrowing Agent at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 14.13; provided, that (1) anything to the contrary contained in any of the Other Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any

Liens (other than those expressly released) upon (or obligations of any Borrower in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under this Agreement or any Other Document to the holder of any Permitted Encumbrance on such property if such Permitted Encumbrance secures Capital Expenditures permitted under this Agreement.

(b) Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by any Borrower or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to this Agreement or any Other Document, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Lenders agree that Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

SECTION 15. BORROWING AGENCY.

15.1 Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

15.2 Joint and Several Liability of Borrowers, Etc.

(a) Each Borrower is accepting joint and several liability hereunder and under the Other Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 15.2), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 15.2 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 15.2(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Protective Advances made under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 15.2 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 15.2, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 15.2 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 15.2 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of this Agreement and the Other Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 15.2 are made for the benefit of Agent, each Lender, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any Lender, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 15.2 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 15.2 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any Lender hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations.

(j) Each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

SECTION 16. MISCELLANEOUS.

16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by Applicable Law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower hereby waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower hereby waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2 Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, that no such supplemental agreement shall, without the consent of all Lenders:

(i) increase the Commitment Percentage or the maximum dollar commitment of any Lender;

(ii) extend the maturity of any Term Note or the due date for any amount payable hereunder, or decrease the principal of or the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) or any provision of this Agreement providing for consent or other action by all Lenders;

(iv) amend, modify, or eliminate Section 11.5;

(v) amend, modify, or eliminate Section 14.13;

(vi) other than as permitted by Section 14.13, release Agent’s Lien in and to any of the Collateral; or

(vii) change the rights and duties of Agent.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Elm Park Capital Management may, at its option, require such Lender to assign its interest in the Term Loan to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Elm Park Capital Management elects to require any Lender to assign its interest to another Lender or to the Designated Lender, Elm Park Capital Management will so notify such Lender in writing within 45 days following such Lender’s denial, and such Lender will assign its interest to another Lender or the Designated Lender no later than five days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, such other Lender or the Designated Lender, as appropriate, and Agent.

16.3 Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender and any prohibited assignment shall be absolutely void ab initio.

(b) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the Other Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the Other Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the Other Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the Other Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any Other Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any Other Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Other Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Borrower or an Affiliate of a Borrower, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Obligations) to any Person except to the extent that such disclosure is necessary to establish that such Obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 16.15, disclose all documents and information which it now or hereafter may have relating to the Borrowers and their respective businesses.

(d) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Person, Related Fund or Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Law.

(e) Any Lender, with the consent of Agent and, unless an Event of Default has occurred and is continuing, the Borrowing Agent (which consent by Borrowing Agent shall not be unreasonably withheld, delayed or conditioned), may sell, assign or transfer all or any part of its rights and obligations under or relating to the Term Loan under this Agreement and the Other Documents to one or more financial institutions or other Persons engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business (each a “Purchasing Lender”), in minimum amounts of not less than

$5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(f) Any Lender may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to the Term Loan under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution, delivery and recording, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(g) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Term Loan and the Protective Advances recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(h) Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

16.4 Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause (including provisions relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property) or if Agent or any Lender elects to do so upon the advice of counsel, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5 Indemnity. Each Borrower shall indemnify and defend Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents, and hold such parties harmless, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the Other Documents, or the transactions contemplated hereby or thereby or the monitoring of the Borrowers’ compliance with the terms of this Agreement and the Other Documents, or otherwise with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5 by any Person under any

Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender or is attributable to conditions first occurring or existing after a foreclosure or deed in lieu of foreclosure and such conditions are not caused by any Borrower or related to conditions occurring or existing prior to a foreclosure or deed in lieu of foreclosure. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders and any other Excluded Taxes, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5 harmless from and against all liability in connection therewith.

16.6 Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent at:

c/o Elm Park Capital Management, LLC

2101 Cedar Springs Rd., Suite 700

Dallas, TX 75201

Attention: Mark Schachter

Facsimile: (214) 979-8331

Email: mschachter@elmparkcap.com

with a copy to:

Paul Hastings LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90071

Attention: Peter Burke, Esq.

Facsimile: (213) 996-3338

Email: peterburke@paulhastings.com

(B)	If to a Lender, as specified on the signature pages hereof.

(C)	If to Borrowing Agent or any Borrower:

c/o Integrated Drilling Equipment, LLC

25311 I-45 North, Woodpark Business Center, Bldg. No. 6

Spring, Texas 77380

Attention: Bruce E. Burnham

Telephone: (281) 465-9393

Facsimile: (281) 465-9440

with copies to:

Empeiria Acquisition Corp.

142 W. 57th Street, 11th Floor

New York, New York 10019

Attention: Michael Dion

Telephone: (973) 902-4099

Facsimile: (646) 390-1004

and

Jones Day

222 East 41st Street

New York, New York 10017-6702

Attention: Charles N. Bensinger

Telephone: 212-326-3797

Facsimile: 212-755-7306

16.7 Survival. The obligations of Borrowers under Sections 2.2(d), 3.7, 3.8, 3.9, 3.11, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9 Expenses. All costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders (including taxes and insurance premiums) (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement, or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder, under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement, and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations. Such fees, costs and expenses that may be charged to Borrowers’ Account and shall be part of the Obligations shall also include (i) fees or charges for background checks, USA PATRIOT Act searches, other searches with respect to Anti-Terrorism Laws, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (ii) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers or Lenders (whether by wire transfer or otherwise) together with any out-of-pocket costs and expenses incurred in connection therewith, (iii) charges paid, imposed or incurred by Agent resulting from the dishonor of checks payable by or to any

Borrower, (iv) financial examination, appraisal, and valuation fees and expenses of Agent related to any inspections or financial examination, appraisal, and valuation to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, and (v) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning any Borrower or in exercising rights or remedies under this Agreement or the Other Documents. Agent may incur and pay all of the above-referenced fees, costs and expenses to the extent Agent reasonably deems it necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to this Agreement or the Other Documents. Agent is authorized and directed to deduct and retain sufficient amounts from the payments or proceeds of the Collateral received by Agent to reimburse Agent for any of its fees, costs and expenses payable hereunder or under any Other Document (including the Fee Letter) prior to the distribution of any amounts to Lenders.

16.10 Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11 Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, all of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each Other Document mutatis mutandis.

16.14 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15 Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, that Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided further, that (i) unless specifically prohibited by Applicable Law or court order, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.16 Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate. Each Borrower agrees that neither it nor any of its Subsidiaries will issue any press release or other public disclosure using the name of Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any Other Document without the prior written consent of Agent or such Lender, except to the extent that such Borrower or such Subsidiary is required to do so under Applicable Law (in which event, such Borrower or such Subsidiary will consult with Agent or such Lender before issuing such press release or other public disclosure to the extent permitted by Applicable Law).

16.17 USA PATRIOT Act.

(a) Each Lender or assignee or Participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and

(ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (A) within ten days after the Closing Date, and (B) as such other times as are required under the USA PATRIOT Act.

(b) Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA PATRIOT Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (i) USA PATRIOT Act searches, other searches with respect to Anti-Terrorism Laws, and customary individual background checks for the Borrowers, and (b) searches with respect to Anti-Terrorism Laws and customary individual background checks for the Borrowers’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the Borrowers’ shall be responsible for the reasonable costs and charges for such searches and such costs and charges may be charged to Borrowers’ Account and added to the Obligations.

16.18 Debtor-Creditor Relationship. The relationship between Lenders and Agent, on the one hand, and the Borrowers, on the other hand, is solely that of creditor and debtor. No Lender has (or shall be deemed to have) any fiduciary relationship or duty to any Borrower arising out of or in connection with this Agreement or any of the Other Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lenders and Agent, on the one hand, and the Borrowers, on the other hand, by virtue of this Agreement or any of the Other Documents or any transaction contemplated therein.

16.19 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Uniform Commercial Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.20 Several Obligations; No Liability. Notwithstanding that certain of the Other Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitment Percentages, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitment Percentages. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as expressly set forth in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.21 ORIGINAL ISSUE DISCOUNT LEGEND. THE TERM LOAN MAY HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TERM LOAN MAY BE OBTAINED BY WRITING TO THE AGENT AT THE ADDRESS SET FORTH IN SECTION 16.6.

16.22 First Lien Intercreditor Agreement. Reference is made to the Intercreditor Agreement dated as of December 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrowers, PNC Bank, National Association, as Senior Agent (as defined therein), and Elm Park Capital Management, LLC as Junior Agent (as defined therein). Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement as Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the First Lien Loan Agreement to permit the incurrence of Indebtedness under the First Lien Loan Agreement and to continue to extend credit to the Borrowers and such Lenders are intended third party beneficiaries of such provisions.

[Signature Pages Follow.]

Each of the parties has signed this Agreement as of the day and year first above written.

INTEGRATED DRILLING EQUIPMENT, LLC as Borrowing Agent and as a Borrower

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC as a Borrower

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

EMPEIRIA ACQUISITION CORP. as a Borrower

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

[SIGNATURE PAGE TO TERM LOAN AND SECURITY AGREEMENT]

ELM PARK CAPITAL MANAGEMENT, LLC as Agent

By:	/s/ Mark Schachter
Name:	Mark Schachter
Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN AND SECURITY AGREEMENT]

ELM PARK CREDIT OPPORTUNITIES FUND, L.P. as a Lender

By:	/s/ Charles Winograd
Name:	Charles Winograd
Title:	Authorized Signatory

2101 Cedar Springs Rd., Suite 700
Dallas, TX 75201
Attn: Mark Schachter

Commitment Percentage: 18.95%

[SIGNATURE PAGE TO TERM LOAN AND SECURITY AGREEMENT]

ELM PARK CREDIT OPPORTUNITIES FUND (CANADA), L.P. as a Lender

By:	/s/ Charles Winograd
Name:	Charles Winograd
Title:	Authorized Signatory

2101 Cedar Springs Rd., Suite 700
Dallas, TX 75201
Attn: Mark Schachter

Commitment Percentage: 81.05%

[SIGNATURE PAGE TO TERM LOAN AND SECURITY AGREEMENT]

EXHIBIT 1.2

COMPLIANCE CERTIFICATE

For the Monthly Period

from                 , 20

to                 , 20

To: Elm Park Capital Management, LLC, as Agent, pursuant to that certain Term Loan and Security Agreement dated as of December 14, 2012 (as amended, supplemented or restated from time to time, the “Loan Agreement”), by and among EMPEIRIA ACQUISITION CORP., a Delaware corporation (“Empeiria”), INTEGRATED DRILLING EQUIPMENT, LLC, a Delaware limited liability company (“IDE” and “Borrowing Agent”), and INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC, a Delaware limited liability company (“Holdings” and collectively with Empeiria and IDE, “Borrowers”), the lenders party thereto (the “Lenders”), and ELM PARK CAPITAL MANAGEMENT, LLC, as agent (in such capacity, “Agent”) for the Lenders. Capitalized terms used but not defined in this Compliance Certificate shall have the meanings given such terms in the Loan Agreement.

Ladies and Gentlemen:

This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 1.2 and Section 9 of the Loan Agreement. Unless otherwise stated in this Certificate, capitalized terms used in this Certificate are defined in the Loan Agreement.

The undersigned hereby certifies to you as follows:

1. The undersigned is, and at all times mentioned herein has been, a duly elected, qualified and acting [Chief Accounting Officer] [Controller] of IDE as “Borrowing Agent” for Borrowers.

2. The undersigned has reviewed the provisions of the Loan Agreement and the Other Documents (collectively, the “Documents”), and a review of the records of the activities of Borrowers during the period from [                , 20    , to                 , 20    ] (the “Subject Period”) has been made under the supervision of the undersigned with a view towards determining whether, during the Subject Period, Borrowers have kept, observed, performed and fulfilled all their obligations under the Documents.

3. The financial statements of Empeiria and its Subsidiaries delivered to you concurrently herewith have been prepared in accordance with GAAP and fairly and accurately in all material respects present the financial condition of Empeiria and its Subsidiaries and results of operations of Empeiria and its Subsidiaries at the date and for the period indicated therein.

4. Borrowers have in all material respects kept, observed, performed and fulfilled each and every covenant and condition contained in the Documents, and, as of the date of the financial statements to which this Certificate relates and as of the date hereof, Borrowers are not in default in the performance, observance or fulfillment in all material respects of any of the covenants and conditions of the Documents and no Default or Event of Default has occurred, except for such defaults, if any, described on Schedule A attached hereto. (If any are described, state the nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default.)

5. Attached hereto as Schedule C is a true and accurate calculation setting forth, among other information, information that demonstrates compliance (or noncompliance) with each of the covenants set forth in Sections 6.5, 7.5 and 7.11 of the Loan Agreement.

6. To the best of the undersigned’s knowledge, except with respect to conditions existing on the Closing Date that are described on Schedule 5.7 to the Loan Agreement, Borrowers are in compliance in all material respects with all federal, state and local Environmental Laws. To the extent Borrowers are not in compliance with the foregoing laws, Schedule D, attached hereto, sets forth with specificity all areas of non-compliance and the proposed action Borrowers will implement in order to achieve full compliance.

This Certificate is subject to and shall be construed in accordance with the terms of the Loan Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of this        day of                 , 20    .

EMPEIRIA ACQUISITION CORP., as Borrowing Agent

By:
Name:
Title:

Schedules:

A – Defaults

B – Calculations

C – Environmental Reports

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

Schedule A

to

Compliance Certificate

Defaults

Schedule B

to

Compliance Certificate

Calculations

Schedule C

to

Compliance Certificate

Environmental Reports

EXHIBIT 2.1

TERM NOTE

$[ ]	December 14, 2012

This Term Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Term Loan and Security Agreement dated of even date herewith (as amended, restated, or supplemented, the “Loan Agreement”), by and among EMPEIRIA ACQUISITION CORP., a Delaware corporation (“Empeiria”), INTEGRATED DRILLING EQUIPMENT, LLC, a Delaware limited liability company (“IDE” and “Borrowing Agent”), and INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC, a Delaware limited liability company (“Holdings” and collectively with Empeiria and IDE, “Borrowers”), ELM PARK CAPITAL MANAGEMENT, LLC, as agent (in such capacity, “Agent”) for the financial institutions from time to time party thereto (the “Lenders”), and the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

FOR VALUE RECEIVED, Borrowers hereby jointly and severally promise to pay to the order of [                ] (“[            ]”), at the office of Agent located at 2101 Cedar Springs Rd., Suite 700, Dallas, TX 75201, or at such other place as Agent may from time to time designate to Borrowers in writing:

(i) the principal sum of [                ] DOLLARS AND NO/100 ($[                ]) or, if different from such amount, the unpaid principal balance of [            ]’s Commitment Percentage of the Term Loan as may be due and owing under the Loan Agreement, payable in accordance with the provisions of the Loan Agreement, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement or earlier termination of the Loan Agreement pursuant to the terms thereof; and

(ii) interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Term Loan Rate in accordance with the provisions of the Loan Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Note is a Term Note referred to in the Loan Agreement and is secured by the liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents, and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.

If an Event of Default under Section 10 of the Loan Agreement shall occur, then this Note shall immediately, or upon the election of Required Lenders as applicable, in accordance with the Loan Agreement, become due and payable, without notice, together with reasonable attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement or any of

1

the Other Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be construed and enforced in accordance with the laws of the State of New York.

Borrowers expressly waive any presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration or notice of any kind except as expressly provided in the Loan Agreement.

[Signature Page Follows.]

2

EXECUTED as of the date first written above.

BORROWERS: INTEGRATED DRILLING EQUIPMENT, LLC

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

EMPEIRIA ACQUISITION CORP.

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

[SIGNATURE PAGE TO TERM NOTE]

EXHIBIT 8.1(i)

FINANCIAL CONDITION CERTIFICATE

The undersigned hereby certifies with respect to EMPEIRIA ACQUISITION CORP., a Delaware corporation (“Empeiria”), INTEGRATED DRILLING EQUIPMENT, LLC, a Delaware limited liability company (“IDE” and “Borrowing Agent”), and INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC, a Delaware limited liability company (“Holdings” and collectively with Empeiria and IDE, “Borrowers”), as of the          day of                     , 20        , that:

1. I am the duly elected, qualified and acting [Chief Financial Officer] [Controller] of each Borrower. IDE is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware. Holdings is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware. Empeiria is a corporation duly organized, existing and in good standing under the laws of the State of Delaware.

2. I am fully familiar with all of the business and financial affairs of each Borrower (as defined in the Loan Agreement (as defined below), including, without limiting the generality of the foregoing, all of the matters hereinafter described.

3. This Certificate is made and delivered to ELM PARK CAPITAL MANAGEMENT, LLC, as agent (in such capacity, “Agent”) for the financial institutions (the “Lenders”) from time to time party to that certain Term Loan and Security Agreement dated as of December 14, 2012, among Borrowers, Agent, and the Lenders (as amended, restated, or supplemented, the “Loan Agreement”), for the purpose of inducing Agent and Lenders, now and from time to time hereafter, to extend credit to Borrowers pursuant to the terms and conditions of the Loan Agreement and the Other Documents now and from time to time hereafter executed by any Borrower and delivered to Agent and the Lenders. I understand that you are relying on this Certificate. All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement.

4. I have reviewed the following and am fully familiar with the process pursuant to which they were generated:

5. The Pro Forma Balance Sheet of Empeiria and its Subsidiaries is attached hereto as Exhibit A (the “Pro Forma Balance Sheet”).

6. The Pro Forma Balance Sheet is accurate, complete and correct in all material respects given the assumptions upon which it is prepared and fairly reflects the consolidated financial condition of Empeiria and its Subsidiaries after giving effect to the Transactions and the assumptions upon which the Pro Forma Balance Sheet is prepared. The Borrowers, taken as a whole, will have sufficient cash flow to enable them to pay their debts as they mature.

7. Immediately following the execution of the Loan Agreement and the consummation of the Transactions, the assets of Borrowers (including reimbursement and contribution rights), at a fair valuation and at their present fair saleable value, will be in excess of the total amount of Borrowers’ liabilities (including contingent and unmatured liabilities),

Borrowers, taken as a whole, will be able to pay their debts as they become due, and

Borrowers, taken as a whole, will have sufficient capital with which to carry on their businesses. All material undisputed debts owing to third parties by any Borrower are current and not past due.

8. The Loan Agreement was, and the Other Documents were and will be, executed and delivered by Borrowers to Agent and/or Lenders in good faith and in exchange for reasonably equivalent value and fair consideration.

I have reviewed the relevant terms of the Loan Agreement and the Other Documents executed as of the date hereof and have made, or have caused to be made under my supervision, a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the documents set forth in Section 4 hereof to the date of this Certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes or would constitute a Default or an Event of Default.

[Signature Page Follows.]

2

IN WITNESS WHEREOF, the undersigned has executed this Financial Condition Certificate as of the date first set forth above.

INTEGRATED DRILLING EQUIPMENT, LLC

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

EMPEIRIA ACQUISITION CORP.

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

[SIGNATURE PAGE TO FINANCIAL CONDITION CERTIFICATE]

EXHIBIT A

Pro Forma Balance

[See attached.]

EXHIBIT 16.3

COMMITMENT TRANSFER SUPPLEMENT

COMMITMENT TRANSFER SUPPLEMENT, dated as of ________________ among ______________________________________ (the “Transferor Lender”), each [Purchasing Lender/Purchasing CLO] executing this Commitment Transfer Supplement ([each, a “Purchasing Lender” / each, a “Purchasing CLO”]), and Elm Park Capital Management, LLC (“Elm Park Capital Management”) as agent for the Lenders (as defined below) under the Loan Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 16.3 of the Term Loan and Security Agreement dated as of December 14, 2012 (as from time to time amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Loan Agreement”) by and among EMPEIRIA ACQUISITION CORP., a Delaware corporation (“Empeiria”), INTEGRATED DRILLING EQUIPMENT, LLC, a Delaware limited liability company (“IDE”), and INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC, a Delaware limited liability company (“Holdings” and collectively with Empeiria and IDE, “Borrowers”), ELM PARK CAPITAL MANAGEMENT, LLC, as agent (in such capacity, “Agent”) for the financial institutions which are now or which hereafter become a party thereto from time to time party thereto (collectively, the “Lenders”, and each individually the “Lender”), and the Lenders;

WHEREAS, each [Purchasing Lender/Purchasing CLO] wishes to become a Lender party to the Loan Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to each [Purchasing Lender/Purchasing CLO], rights, obligations and commitments under the Loan Agreement;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1. All capitalized terms used herein which are not defined shall have the meanings given to them in the Loan Agreement.

2. Upon receipt by the Agent of four counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and each [Purchasing Lender/Purchasing CLO] a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, each [Purchasing Lender/Purchasing CLO] shall be a Lender party to the Loan Agreement for all purposes thereof.

3. At or before 11:00 a.m. (Dallas time) on the Transfer Effective Date each [Purchasing Lender/Purchasing CLO] shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such [Purchasing Lender/Purchasing CLO] (the “Purchase Price”), of the portion of the Term Loan being purchased by such [Purchasing Lender/Purchasing CLO] (such [Purchasing Lender’s/Purchasing CLO’s] “Purchased Percentage”) of the outstanding Term Loan and other amounts owing to the Transferor Lender under the Loan Agreement and the Term Note payable to the Transferor Lender. Effective upon receipt by Transferor Lender of the Purchase Price from a [Purchasing Lender/Purchasing CLO], Transferor Lender hereby irrevocably sells assigns and transfers to such [Purchasing Lender/Purchasing CLO], without recourse, representation or warranty, and each [Purchasing Lender/Purchasing CLO] hereby irrevocably purchases, takes and assumes from Transferor Lender, such [Purchasing Lender’s/Purchasing CLO’s] Purchased Percentage of the Term Loan and other amounts owing to the Transferor Lender under the Loan Agreement and the Term Note together with all instruments, documents and collateral security pertaining thereto.

4. Transferor Lender has made arrangements with each [Purchasing Lender/Purchasing CLO] with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such [Purchasing Lender/Purchasing CLO] of any fees heretofore received by Transferor Lender pursuant to the Loan Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by such [Purchasing Lender/Purchasing CLO] to Transferor Lender of fees or interest received by such [Purchasing Lender/Purchasing CLO] pursuant to the Loan Agreement from and after the Transfer Effective Date.

5. (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Loan Agreement and the Term Note shall, instead, be payable to or for the account of Transferor Lender and [Purchasing Lender/Purchasing CLO], as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b) All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Loan Agreement and the Term Note shall, instead, accrue for the account of, and be payable to, Transferor Lender and [Purchasing Lender/Purchasing CLO], as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any [Purchasing Lender/Purchasing CLO], Transferor Lender and each [Purchasing Lender/Purchasing CLO] will make appropriate arrangements for payment by Transferor Lender to such [Purchasing Lender/Purchasing CLO] of such amount upon receipt thereof from Borrowers.

6. Concurrently with the execution and delivery hereof, Transferor Lender will provide to each [Purchasing Lender/Purchasing CLO] conformed copies of the Loan Agreement and all related documents delivered to Transferor Lender.

7. Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

8. By executing and delivering this Commitment Transfer Supplement, Transferor Lender and each [Purchasing Lender/Purchasing CLO] confirm to and agree with each other and Agent and Lenders as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, the Term Note or any other instrument or document furnished pursuant thereto; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their Obligations under the Loan Agreement, the Term Note or any other instrument or document furnished pursuant hereto; (iii) each [Purchasing Lender/Purchasing CLO] confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) each [Purchasing Lender/Purchasing CLO] will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (v) each [Purchasing Lender/Purchasing CLO] appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Agent by the terms thereof; (vi) each [Purchasing Lender/Purchasing CLO] agrees that it will perform all of its respective obligations as set forth in the Loan Agreement to be performed by each as a Lender; and (vii) each [Purchasing Lender/Purchasing CLO] represents and warrants to Transferor Lender, Lenders, Agent and Borrowers that it is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrowers under the Loan Agreement and the Other Documents or (y) is engaged in trade or business within the United States of America.

9. Schedule I hereto sets forth the revised Commitment Percentages of Transferor Lender and the Commitment Percentage of each [Purchasing Lender/Purchasing CLO] as well as administrative information with respect to each [Purchasing Lender/Purchasing CLO].

10. This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

As Transferor Lender

By:
Name:
Title:

As a [Purchasing Lender/Purchasing CLO]

By:
Name:
Title:

[SIGNATURE PAGE TO COMMITMENT TRANSFER SUPPLEMENT]

ELM PARK CAPITAL MANAGEMENT, as Agent

By:
Name:
Title:

[SIGNATURE PAGE TO COMMITMENT TRANSFER SUPPLEMENT]

SCHEDULE I TO COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICES AND COMMITMENT AMOUNTS

(Transferor Lender)	Revised Commitment Amount $___________________

Revised Commitment Percentage %

(Purchasing Lender)	Commitment Amount $___________________

Commitment Percentage %

Addresses for Notices

Attention:

Telephone:

Telecopier:

SCHEDULE II TO COMMITMENT TRANSFER SUPPLEMENT

(Form of Transfer Effective Notice)

To: ____________________________________________, as Transferor Lender and                                                      , as [Purchasing Lender/Purchasing CLO]:

The undersigned, as Agent under the Term Loan and Security Agreement dated as of December 14, 2012, by and among EMPEIRIA ACQUISITION CORP., a Delaware corporation, INTEGRATED DRILLING EQUIPMENT, LLC, a Delaware limited liability company, and INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC, a Delaware limited liability company, as borrowers, the financial institutions named therein (the “Lenders”), and ELM PARK CAPITAL MANAGEMENT, LLC, as agent for Lenders, acknowledges receipt of four executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: Attach copy of Commitment Transfer Supplement.]

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [insert date of Transfer Effective Notice].

ELM PARK CAPITAL MANAGEMENT, as Agent

By:
Title:

ACCEPTED FOR RECORDATION

IN REGISTER:

Schedule 1.1

Permitted Holders

Name	Approximate Percentage of Outstanding Shares
Empeiria Investors LLC	23.3%
Alan B. Menkes	25.4%
Keith E. Oster	24.2%
Joseph Fong	23.7%
Stephen Cope	41.0%

Schedule 1.2-A

Commercial Tort Claims

None.

Schedule 1.2-B

Permitted Encumbrances

Debtor	Secured Party	File No. and Date of Filing	Collateral
Holdings	Wells Fargo Bank, N.A.	2012 1009226 3/15/2012	1–Komatsu Forklift FG25T-16 s/n A224954

Holdings	Wells Fargo Bank, N.A.	2012 2468124 6/26/2012	1–Komatsu Forklift FG25T-16 s/n A225290

Holdings	Sidewinder Drilling Inc.	2012 3458983 9/7/2012	Debtor’s equipment and all proceeds thereof described on Exhibit A, Exhibit A-1 and Exhibit A-2, attached thereto.

Holdings	Kenai Drilling Limited	2012 3879642 10/9/2012	All of Debtor’s now owned or hereafter acquired right, title and interest in and to the part, equipment and proceeds and products..., as more fully described on Exhibit A and Exhibit B, attached thereto.

Schedule 4.5

Equipment, Inventory Locations and Real Property

Locations of Equipment and Inventory:

1)	6750 Bender Road, Humble, TX

2)	Bender Road and Highway 59, Humble, TX (10 acre addition)

3)	25311 I-45 North, Spring, TX

4)	4514 Brittmoore, Houston, TX

5)	4708 S. Council Road, Oklahoma City, OK

6)	6421 Cunningham Road, Houston Texas

7)	6524 Bender Road, Humble, TX (parking lot)

Each place of business of Borrowers (noting chief executive office of each):

The chief executive office for IDE and Holdings is 25311 I-45 North, Woodpark Business Center, Building No. 6, Spring, TX.

The chief executive office for Empeiria is 142 West 57th Street, 11th Floor, New York, New York.

Real Property (owned or leased):

1)	Leased location: 6750 Bender Road, Humble, TX

Landlord: SDC Blackhole LP

2)	Leased location: Bender Road and Highway 59, Humble, TX (10 acre addition)

Landlord: IDECO, LLC

3)	Leased location: 25311 I-45 North, Spring, TX

Landlord: 9th Green LLC

4)	Leased location: 4514 Brittmoore, Houston, TX

Landlord: Trust Management Company

5)	Leased Location: 4708 S. Council Road, Oklahoma City, OK

Landlord: G&C Holdings, LLC

6)	Leased Location: 6421 Cunningham Road, Houston TX

Landlord: CLAY-CMBS #1, L.P.

7)	Leased location: 6524 Bender Road, Humble, TX (parking lot);

Landlord: New Jerusalem Whole Truth Church

Schedule 4.15(h)

Deposit and Investment Accounts

CO	Description	AccountNo	AccountDesc	Primary Purpose
IDE Holdings	PNC Bank		PNC Bank Checking Account	Payables
IDE Holdings	Rest Cash-Texas Capital X0678		Texas Capital Restricted Cash	Health Ins
IDE Holdings	PNC Bank - Payroll		PNC Bank Payroll	Payroll
IDE LLC	PNC Bank-Lockbox		PNC Bank Deposit Account	Deposits
IDE LLC	PNC Bank-Operating		PNC Bank Checking Account	Payables
IDE LLC	PNC Bank-ARS		PNC Bank Deposit Account	Deposits
IDE LLC	PNC Bank - Payroll		PNC Bank Payroll	Payroll
IEC Systems	Tradition Bank Operating		TRADITION BANK	Payables
IEC Systems	PNC Bank Lockbox X5786		PNC Bank Deposit Account	Deposits
IEC Systems	PNC-Checking X8507		PNC Bank Checking Account	Payables
IEC Systems	Texas Capital Checking		Texas Capital Checking	Petty Cash
IDE Employee Trust	Texas Capital Checking		Texas Capital Restricted Cash	Health Insurance
Empeiria Acquisition Corp.	First Republic		Empeiria Acquisition Corp.	Deposits

Schedule 5.1

Consents

None.

Schedule 5.2(a)

States of Qualification and Good Standing

1)	IDE

•	Formed in Delaware

•	Qualified in Texas and Oklahoma

2)	Holdings

•	Formed in Delaware

•	Qualified in Texas

3)	Empeiria

•	Formed in Delaware

Schedule 5.2(b)

Empeiria Equity Interests, Etc.

CAPITALIZATION OF EMPEIRIA ACQUISITION CORP.

Class of Stock	Authorized Shares	Outstanding Shares
Preferred	1,000,000	25,000
Common	100,000,000	8,259,700
Public Warrants	N/A	6,000,000
Placement Warrants	N/A	390,000
Elm Park Warrants	N/A	142,484
Purchase Options	N/A	1,200,000

Description of Above Referenced Warrants, Preferred Stock and Purchase Options

Class of Stock	DESCRIPTION
Preferred	The Preferred Stock is redeemable at the option of EAC at any time on fifteen (15) days’ notice, at any time after the first anniversary of the date on which all indebtedness for borrowed money of the corporation is repaid in full, at a redemption price per share equal to $100, plus all accrued and unpaid dividends per share to the date of redemption, subject to compliance with any restrictions in EAC’s then-outstanding indebtedness. The Preferred Stock will be subject to mandatory redemption on the date which is 181 days following the latest maturity date of any indebtedness of EAC outstanding on December 14, 2012.

Public Warrants	Each warrant entitles the holder to purchase one share of common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of an initial business transaction and June 15, 2012 and will expire five years from the date of the initial business transaction, or earlier upon redemption or liquidation. EAC may redeem the warrants at a price of $0.01 per warrant upon 30 days’ prior written notice after the warrants become exercisable, only in the event that the last sales price of the common stock equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption is given. In the event that a registration statement is not effective at the time of exercise, the holders of the warrants will not be entitled to exercise such warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the company be required to net cash settle the warrants and the warrants will expire worthless.

Class of Stock	DESCRIPTION
Placement Warrants	Placement Warrants are identical to the Public Warrants except that if held by the original holders or their permitted assigns, they (i) may be exercised for cash or on a cashless basis; (ii) may not be transferred, assigned or sold until 30 days after completion of an initial business transaction (provided, however, that Placement Warrants held by the Sponsor may be transferred to certain permitted transferees); and (iii) will not be subject to redemption by EAC.

Elm Park Warrants	See Common Stock Warrant Agreement and Registration Rights Agreement entered into with Elm Park on even date with this Agreement.

Purchase Options

In connection with its IPO, EAC sold to PrinceRidge, the representative of the underwriters, an option to purchase up to 600,000 units at $15.00 per unit. Each unit consists of one common share and one Public Warrant. This option may be exercised on a cashless basis, in whole or in part, commencing on the consummation of the merger and expiring five years from the effective date of the registration statement relating to EAC’s IPO. This option grants to holders demand and “piggy back” rights for five and seven years, respectively, from the effective date of the IPO Registration Statement for shares underlying and issuable upon exercise of the warrants that are part of the Purchase Option. EAC will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. EAC will have no obligation to net cash settle the exercise of this option or the warrants underlying the option. The exercise price and number of units issuable upon exercise of this option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, this option will not be adjusted for issuances of common shares at a price below their exercise price.

In addition, EAC sold to Cohen & Company an option to purchase up to 600,000 units at $15.00 per unit. Each unit consists of one common share and one Public Warrant. This option may be exercised during the five-year period from the date of the public offering commencing on the consummation of the merger. This option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying warrants and the market price of the units and underlying ordinary shares) to exercise the unit purchase option without the payment of cash.

Schedule 5.2(c)

Subsidiaries

Subsidiary	Owner	Interest Type	Percentage Ownership	Number of Shares (Authorized / Issued)
Integrated Drilling Equipment Company Holdings, LLC	Empeiria Acquisition Corp.	LLC Interest	100%	N/A
Integrated Drilling Equipment, LLC	Integrated Drilling Equipment Company Holdings, LLC	LLC Interest	100%	N/A

Schedule 5.2(d)

Other Borrowers’ Equity Interests, Etc.

See the description of the Warrants and Purchase Options described in Schedule 5.2(b) above.

Schedule 5.4

Federal Tax Identification Number

IDE:	45-3262395
Holdings:	61-1698870
Empeiria:	27-5079295

Schedule 5.6

Prior Names

IDE:

Advanced Rig Services, LLC

IDE Rigs, LLC

IEC-Systems, LLC

IEC-Systems, LP

Holdings:

IDE Acquisition Co., LLC

Schedule 5.7

Environmental

1) Issues as described in the Phase I Environmental Site Assessment, dated November 7, 2012, and the Limited Environmental Compliance Assessment, dated October 19, 2012, both of which were prepared by Terracon Consultants, Inc. for the IDE Hydraulic Systems and Controls facility located at 6421 Cunningham Road, Houston, Texas, which issues would not reasonably be expected to have a Material Adverse Effect.

2) Issues as described in the Phase I Environmental Site Assessment, dated November 7, 2012, and the Limited Environmental Compliance Assessment, dated October 19, 2012, both of which were prepared by Terracon Consultants, Inc. for the IDE Rig-Up Services facility located at 6750 Bender Road in Humble, Texas, which issues would not reasonably be expected to have a Material Adverse Effect.

3) Issues described in the Phase I Environmental Site Assessment, dated November 7, 2012, and the Limited Environmental Compliance Assessment, dated October 19, 2012, both of which were prepared by Terracon Consultants, Inc. for the IEC Systems, LLC facility located at 4514 Brittmoore Road in Houston, Texas, which issues would not reasonably be expected to have a Material Adverse Effect.

Schedule 5.8(b)

Litigation

None.

Schedule 5.8(d)

Plans

None.

Schedule 5.9

Intellectual Property, Source Code Escrow Agreements

Patents:

OWNER
INTEGRATED DRILLING EQUIPMENT, LLC	17575/002001	US	UTL	12/492,980	DRILLING RIG ASSEMBLY METHOD AND APPARATUS	PUBLISHED	6/26/2009	12/30/2010	6/26/2029

INTEGRATED DRILLING EQUIPMENT, LLC	17575/003001	US	UTL	12/568,489	PORTABLE DRILLING RIG APPARATUS AND ASSEMBLY METHOD	PUBLISHED	9/28/2009	3/31/2011	9/28/2029

INTEGRATED DRILLING EQUIPMENT, LLC	17575/006001	US	PRV		METHOD AND APPARATUS TO INSTALL A TOP DRIVE TO A DRILLING RIG	PROPOSED

INTEGRATED DRILLING EQUIPMENT, LLC	17575/007001	US	PRV		VERTICAL ASSEMBLY METHOD AND APPARATUS FOR A DRILLING RIG	PROPOSED

INTEGRATED DRILLING EQUIPMENT, LLC	17575/008001	US	PRV	61/526,564	ADVANCED RIG DESIGN FOR AUTOMATED TUBULAR INSTALLATION AND REMOVAL OPERATIONS	PENDING	8/23/2011

INTEGRATED DRILLING EQUIPMENT, LLC	17575/008003	US	UTL	13/593,351	ADVANCED RIG DESIGN FOR AUTOMATED TUBULAR INSTALLATION AND REMOVAL OPERATIONS	PENDING	8/23/2012		8/23/2032

INTEGRATED DRILLING EQUIPMENT, LLC	17575/008002	US	PRV		ADVANCED RIG DESIGN FOR AUTOMATED TUBULAR INSTALLATION AND REMOVAL OPERATIONS	ABANDONED			8/23/2012

Schedule 5.10

Licenses and Permits

None.

Schedule 5.14

Labor Disputes

None.

Schedule 7.3

Guarantees

None.

Schedule 7.7

Warrants

Class of Stock	Authorized Shares	Outstanding Shares
Public Warrants	N/A	6,000,000
Placement Warrants	N/A	390,000
Elm Park Warrants	N/A	142,484

Description of Above Referenced Warrants

Class of Stock	DESCRIPTION
Public Warrants	Each warrant entitles the holder to purchase one share of common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of an initial business transaction and June 15, 2012 and will expire five years from the date of the initial business transaction, or earlier upon redemption or liquidation. EAC may redeem the warrants at a price of $0.01 per warrant upon 30 days’ prior written notice after the warrants become exercisable, only in the event that the last sales price of the common stock equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption is given. In the event that a registration statement is not effective at the time of exercise, the holders of the warrants will not be entitled to exercise such warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the company be required to net cash settle the warrants and the warrants will expire worthless.

Placement Warrants	Placement Warrants are identical to the Public Warrants except that if held by the original holders or their permitted assigns, they (i) may be exercised for cash or on a cashless basis; (ii) may not be transferred, assigned or sold until 30 days after completion of an initial business transaction (provided, however, that Placement Warrants held by the Sponsor may be transferred to certain permitted transferees); and (iii) will not be subject to redemption by EAC.

Elm Park Warrants	See Common Stock Warrant Agreement and Registration Rights Agreement entered into with Elm Park on even date with this Agreement.

Schedule 7.10

Transactions with Affiliates as of the Closing Date

1) Lease between Integrated Drilling Equipment, LLC, as tenant, and SDC Blackhole LLC, as landlord, for certain leased property located at 6750 Bender Road, Humble, TX

2) Lease between Integrated Drilling Equipment, LLC, as tenant, and IDECO, LLC, as landlord, for certain leased property located at Bender Road and Highway 59, Humble, TX (10 acre addition)

3) Lease between Integrated Drilling Equipment, LLC, as tenant, and 9th Green LLC, as landlord, for certain leased property located at 25311 I-45 North, Spring, TX

4) Stock Purchase Agreement, between Empeiria Acquisition Corp. as Seller and Empeiria Investors, LLC as Purchaser

Schedule 8.2

Conditions Subsequent

(a) Within 30 days after the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), Agent shall have received copies of Borrowers’ casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrowers’ liability insurance policies, together with endorsements naming Agent as a co-insured, the form and substance of which shall be reasonably satisfactory to Agent.

(b) Within 45 days after the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), Borrowers shall have delivered to Agent either (i) a Lien Waiver Agreement, duly executed by the parties thereto and in form and substance reasonably satisfactory to Agent, with respect to the following location: 6421 Cunningham Road, Houston Texas; or (ii) evidence satisfactory to Agent that Borrowers have used commercially reasonable efforts to obtain such Lien Waiver Agreement.

(c) Within 30 days after the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), Agent shall have received one or more customary opinions of counsel with respect to the Warrant Agreement and the Registration Rights Agreement as Agent may reasonably request, the form and substance of which shall be reasonably satisfactory to Agent.